As filed with the Securities and Exchange Commission on             , 1997

                                                      Registration No. 333-4778
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------


                          PRE-EFFECTIVE AMENDMENT NO. 5
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                        ELECTRONICS COMMUNICATIONS CORP.
               (Exact name of issuer as specified in its charter)

                  Delaware                                     11-2649088
       (State or other jurisdiction of                      (I.R.S. Employer
       incorporation or organization)                     Identification No.)

     10 Plog Road, Fairfield, New Jersey                          07004
  (Address of Principal Executive Offices)                     (Zip Code)

                          William S. Taylor, President
                        Electronics Communications Corp.
                                  10 Plog Road
                               Fairfield, NJ 07004
                     (Name and address of agent for service)

                                 (201) 808-8862
          (Telephone number, including area code of agent for service)

                                   -----------

                                   copies to:

                             Joel C. Schneider, Esq.
                             Sommer & Schneider LLP
                         600 Old Country Road, Suite 535
                              Garden City, NY 11530
                                 (516) 228-8181

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

                                   -----------

                         CALCULATION OF REGISTRATION FEE


Title of securities                    Amount to be   Proposed     Proposed     Amount of
to be registered                        registered     maximum      maximum    registration
                                                      offering     aggregate       fee
                                                      price per    offering
                                                       share        price

Common Stock, $.05 par value.........    104,145       $2.375      $247,344     $85.16(1)

A Warrants...........................    800,000        $1.00      $800,000    $275.44(1)

Common Stock, $.05 par value(2)......    800,000      $2.25(5)   $1,800,000(5) $620.69(6)

Common Stock, $.05 par value(3)......    280,000        $1.50      $420,000    $127.28(4)

A Warrants(3)........................    560,000       $0.625      $350,000    $106.06(4)

Common Stock, $.05 par value(2)(3)...    560,000      $2.25(5)   $1,260,000    $381.82(4)

Total................................                            $4,877,344    $1,596.45


(1) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's A Warrants and Common Stock on April 26, 1996 a date within five (5) days prior to the date of initial filing of this Registration Statement, as reported by the NASDAQ Small-Cap Market. The registration fee for these shares has previously been paid with the initial filing of this Form S-3.

(2)   Issuable upon the exercise of A Warrants.


(3) These shares were first included on Pre-Effective Amendment Number 4 to this Form S-3.

(4) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's A Warrants and Common Stock on February 20, 1997 a date within five (5) days prior to the date of filing Pre-Effective Amendment No. 4 to Form S-3, as reported by the NASDAQ Small-Cap Market. The registration fee with respect to these shares has been paid with the filing of Pre-Effective Amendment No. 4 to Form S-3.

(5) On or about December 24, 1996 the board of directors authorized a reduction in the exercise price of the A Warrants from $5.00 to $2.25.

(6) The Company has paid a registration fee of $1,377.20 for these A Warrants based on a exercise price of $5.00 with the initial filing of this Form S-3.

                                        -----------

Documents Incorporated by Reference Yes |X| No |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED

                        ELECTRONICS COMMUNICATIONS CORP.
                         384,145 SHARES OF COMMON STOCK
               1,360,000 CLASS A REDEEMABLE COMMON STOCK PURCHASE
             WARRANTS AND 1,360,000 SHARES OF COMMON STOCK ISSUABLE
                UPON EXERCISE OF CLASS A REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS.

                                   -----------

      This Prospectus relates to 384,145 shares of Common Stock, par value $.05 (the "Common Stock"), 1,360,000 Class A Redeemable Common Stock Purchase Warrants (the "A Warrants") and 1,360,000 shares of Common Stock issuable upon the exercise of the A Warrants. The Common Stock, A Warrants and the shares of the Company's Common Stock underlying the A Warrants will be sold by holders of such securities. See "Selling Securityholders." Each A Warrant entitles the holder thereof to purchase one share of Common Stock, at $2.25 per share during the period from May 12, 1995 to May 12, 1999 (the "Exercise Period"). The A Warrants are subject to redemption by the Company, with the prior consent of Investors Associates, Inc., the representative ("Representative") of the several underwriters (the "Underwriters) of the Company's public offering consummated on May 19, 1995, at $.001 per A Warrant at anytime following May 12, 1996, on 45 days prior written notice, provided the closing bid quotation for the Common Stock on NASDAQ is at least $8.00 for the 20 consecutive trading days ending three days prior to the notice of redemption. See "Selling Securityholders" and "Description of Securities." The Common Stock, A Warrants and shares of Common Stock issuable upon the exercise of A Warrants are sometimes collectively referred to herein as the "Securities".

      The Company will not receive any of the proceeds from the sales of shares of Common Stock or A Warrants by the holders of such Securities listed herein under the caption "Selling Securityholders" (the "Selling Securityholders"). The Securities may be offered from time to time by the Selling Securityholders, through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or negotiated prices. See "Selling Securityholders."

      The Selling Securityholders maybe deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Selling Securityholders' Securities as principals, any profits received by such broker-dealers on the resale of the Selling Securityholders' Securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders, may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Selling Securityholders' offered by Selling Securityholders will be borne by the Company. Brokerage commission, if any, attributable to the sale of the Selling Securityholders' Securities will be borne by the Selling Securityholders.

      No underwriting arrangements have been entered into by the Selling Securityholders. The distribution of the A Warrants and Common Stock by the Selling Securityholders, may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders, in connection with sale of the Securities.

                                   -----------


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" APPEARING ON PAGES 7 - 24.


                                   -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------


                     The date of this Prospectus is    .

                              AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, NW, Room 1204, Washington, DC 20549; at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and at 75 Park Place, Suite 1400, New York, NY 10007. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, DC 20002. The Registration Statement, including all exhibits and schedules, and such reports and other information may also be accessed electronically by means of the Commission's web site on the World Wide Web at http://www.sec.gov.


                           REPORTS TO SECURITYHOLDERS

      The Company furnishes its stockholders with annual reports containing financial statements audited by independent certified public accountants.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents are incorporated by reference in this Registration Statement and made a part hereof:


      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

      (b) The Company's Amended Annual Report on Form 10-KSB/A-1 for the fiscal year ended December 31, 1996;




      (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; and

      (d) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.


      Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests should be directed to Brenda Taylor, Corporate Secretary, Electronics Communications Corp., 10 Plog Road, Fairfield, New Jersey 07004, telephone number (201) 808-8862.

      Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Until , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus with respect to their solicitation of offers to purchase the Securities offered hereby.

                               PROSPECTUS SUMMARY

      The following information is qualified in its entirety by more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus.

The Company

      The Company intends to continue to mature as a full-service, regional, telecommunications company, which management believes is positioned to take advantage of the rapidly emerging wireless telecommunications marketplace through its advanced technologies and services. The Company operates its own United States Federal Communications Commission ("FCC") licensed, state-of-the-art, Glenayre 900 Mhz Flex(TM) Paging Network (the "Paging Network"), covering metropolitan New York, New Jersey, lower Connecticut and downtown Philadelphia, a trunked radio paging network, is a reseller of airtime on third-party paging networks, and acts as an agent in the solicitation of activation of cellular telephone numbers and service. Significantly, the Company is also engaged in the development and construction of facilities for a Personal Communications Services ("PCS") network, as a predicate to becoming an operating company to provide PCS services pursuant to licenses ("PCS Licenses") recently acquired at FCC auction, covering nearly 1.5 million POPs (points of population). The Company's PCS licenses cover the following markets:
Bangor/Lewiston_Auburn/Waterville_Augusta, Maine; Burlington/Rutland Bennington, Vermont; and Elmira Corning Hornell, New York (the "PCS License Area"). The new PCS technology utilizes higher radio frequencies auctioned by the FCC, and substantially reduces static and improves reliability as compared to existing non-digital cellular telephones. The advanced PCS phones will also offer many features unavailable on current cellular telephones, such as paging, fax, E-mail and Caller ID capabilities.


      The Company's principal source of revenue during the 1996 fiscal year was derived from its activities as an agent for Bell Atlantic NYNEX Mobile, Inc. ("BANMC"), with respect to the sale of cellular telephone service and related equipment. On or about the middle of May 1996, the Company terminated its relationship with BANMC, including its dealer/agency relationship with NYNEX Mobil Communications ("NYNEX") and Bell Atlantic Mobil Communication ("Bell Atlantic"). The Company's principal current source of revenue is derived from its activities as a sub-agent for AT&T agents and dealers, with respect to the solicitation and sale of cellular telephone service and related equipment, its solicitation for activation for PCS as an agent for OmniPoint, in the New York Metropolitan Area and from the operation of its proprietary Paging Network.


      The Company's emergence as a wireless telecommunications carrier will represent a material change in the focus and direction of the Company's operations, which previously centered upon the Company's role as a distributor of communications, consumer, and business-oriented electronics products. Those operations, which were principally carried on by the Company's wholly owned subsidiary, Free Trade Distributors, Inc., have been substantially eliminated or reduced, in light of a longer term view regarding profitability and diminishing margins; and so that the Company could focus on activities within the telecommunications arena.

      The Company's offices are located at 10 Plog Road, Fairfield, NJ 07004. Its telephone number is (201) 808-8862.

                                  THE OFFERING


Common Stock being offered by Selling
  Securityholders...........................    384,145
A Warrants being offered by Selling
  Securityholders...........................  1,360,000
A Warrants Outstanding......................  9,965,501
Common Stock Outstanding assuming no
  exercise of outstanding A Warrants........ 14,659,174
Series B Preferred Non-Voting Convertible
  Stock.....................................  4,000,000

NASDAQ Symbols for:
  Common Stock.............................. "ELCC"
  A Warrants................................ "ELCCW"


Boston Stock Exchange Symbols for:
  Common Stock.............................. "ELC"
  A Warrants................................ "ELCW"

Description of A Warrants...................  Each A Warrant is exercisable during the period from May 12,
                                              1995 to May 12, 1999. Each A
                                              Warrant entitles the holder to
                                              purchase one share of Common Stock
                                              at a price of $2.25. The A
                                              Warrants are redeemable by the
                                              Company at $.001 per A Warrant
                                              under certain conditions. See
                                              "Description of Securities."


Risk Factors................................  An investment in the Securities offered hereby involves a high
                                              degree of risk. Prospective
                                              investors should review carefully
                                              and consider the factors described
                                              in the following sections under
                                              Risk Factors: History of Losses;
                                              Possible Delisting of Securities
                                              from NASDAQ or Boston Stock
                                              Exchange; Future Operating Losses
                                              and Negative Cash Flow from
                                              Operations; Substantial Leverage;
                                              Ability to Service Debt to FCC;
                                              Need for Additional Financing;
                                              Termination of Contractual
                                              Relationship with BANMC; PCS
                                              System Implementation and
                                              Operation Risks; Lack of In-House
                                              Engineering; Uncertainty of CDMA
                                              Commercial Operations; Ability to
                                              Offer Roaming Services; Handset
                                              Availability; License Transfer
                                              Restrictions: Competition; Limited
                                              PCS Operating History in the
                                              United States; Significant Change
                                              in the Wireless Industry;
                                              Government Regulation; Financial
                                              Affiliation Rules; Management of
                                              Growth; Rapid Technological
                                              Change; Radio Frequency Emission
                                              Concerns; Medical Device
                                              Interference; Relocation of
                                              Incumbent Fixed Microwave
                                              Licensees; Termination of
                                              Contractual Relationship with
                                              BANMC; Dependence Upon External
                                              Suppliers; Technological
                                              Obsolescence; Lack of Proprietary
                                              Technology; Maintenance of
                                              Customer Base; Dependence on Key
                                              Personnel; Voting Control by
                                              Officers, Directors and Related
                                              Entities; Transactions with
                                              Affiliates; Two Independent
                                              Directors; Absence of Cash
                                              Dividends; Rights of Common
                                              Stockholders May be Materially
                                              Limited or

                                              Qualified by Rights of
                                              Preferred Stockholders; Possible
                                              Adverse Market Effect of Exercise
                                              of Warrants and Limitation on
                                              Future Financing; Possible
                                              Increase in Shares Eligible for
                                              Future Sale; Risk of Redemption by
                                              the Company of the A Warrants;
                                              Investors May Be Unable to
                                              Exercise A Warrants; Corporate
                                              Takeover Provisions; Certain
                                              Charter and Bylaws Provisions;
                                              Legal Proceedings.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


      The following table sets forth certain summary consolidated financial data of the Company and its subsidiaries at the dates and for the periods indicated. These summary consolidated financial data do not purport to be complete and should be read in conjunction with the audited consolidated financial statements and notes thereto set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, as amended which financial statements are incorporated herein by reference, and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein.

                                                                    Year Ended December 31,                  Three Months Ended
                                                                    -----------------------                  -------------------
                                                                                                                   March 31
                                                                                                                   --------
                                                              1996            1995            1994           1997            1996
                                                              ----            ----            ----           ----            ----
Statements of Operations Data:
Revenue..............................................      $7,357,437      $8,736,515      $9,423,964   $    865,288      $2,263,526

Gross Profit.........................................       1,164,668       1,172,421       1,241,277        147,182         546,275
Operating Income (Loss)
  Before Other Expenses and Income Taxes.............     (5,823,725)     (1,967,823)         125,460    (1,686,450)        (10,559)
  Income (Loss) Before Income Taxes..................     (6,031,090)     (2,628,959)          34,093    (1,744,439)       (108,130)
Net Income (Loss)....................................     (6,031,090)     (2,628,959)          29,819    (1,744,439)       (108,130)
Earnings (Loss) Per Share, Fully Diluted.............          (1.13)          (1.11)             .02          (.14)           (.04)
Weighted Average Common Shares and Equivalent Shares
  Outstanding, Fully Diluted.........................      5,337,876       2,368,809        1,506,227    12,189,174       3,082,318

                                                                December 31,       December 31,      December 31,         March 31,
                                                                    1996               1995              1994               1997
                                                                   Actual             Actual            Actual            Unaudited
                                                                   ------             ------            ------            ---------
Balance Sheet Data:
Current Assets.......................................             $1,170,660        $5,428,434        $2,309,894      $  2,135,656
Total Assets.........................................             34,100,651         6,246,658         3,231,332        33,779,209
Working Capital (Deficit)............................            (3,956,977)         1,724,852         (615,872)       (4,467,264)
Total Liabilities....................................             29,724,227         3,782,383         2,925,766        31,138,156
Minority Interest....................................                415,474                                               424,542
Stockholders' Equity.................................              3,960,950         2,464,275           305,566         2,216,511

                      PRO FORMA CONSOLIDATED FINANCIAL DATA


      The following Unaudited Pro Forma Statements of Operations for the year ended December 31, 1996 gives effect to the Company's acquisition of 51% of Threshold Communications, Inc. ("TCI"), and the acquisition by TCI of General Communications and Electronics, Inc. ("GCE") and General Towers of America, Inc. ("GTA") as if this transaction occurred in the beginning of the periods specified. The Unaudited Pro Forma Consolidated Statements of Operations are for the periods ending December 31, 1996. All of the entities presented have either historically or pro forma used calendar year ends for reporting purposes.

                                              Year Ended
                                          December 31, 1996
                                          -----------------
Statements of Operations Data:
Sales.................................         $8,492,801
Gross Profit..........................          1,678,954
Operating Income (Loss)
  Before Other Expenses and Income
  Taxes...............................        (4,835,844)
  Income (Loss) Before Income Taxes...        (5,815,046)
Net Income............................        (5,815,046)
Earnings (Loss) Per Share, Fully
  Diluted.............................             (1.09)
Weighted Average Common Shares and
  Equivalent Shares Outstanding, Fully
  Diluted.............................          5,337,876



                                  RISK FACTORS

      The Securities being offered by this Prospectus involve a high degree of risk. They should be purchased only by a person who can afford to lose his or her entire investment. Therefore, each prospective investor should, prior to purchase, consider carefully the following risk factors, together with other information in this Prospectus.

History of Losses


      For the three months ended March 31, 1997, the Company had a net loss of $1,744,439 from sales of $865,288, as compared to a net loss of $108,130 from sales of $2,263,526 for the three months ended March 31, 1996. The Company had a net loss of $6,031,090 from sales of $7,357,437 for the year ended December 31, 1996. During the years ended December 31, 1995 and 1994, the Company's sales were $8,736,515 and $9,423,964 and the Company incurred net income (losses) of $(2,628,959) and $29,819 respectively. The Company intends to continue to invest in domestic paging systems, wireless telephone systems and other telecommunications products, which may not be profitable for extended periods of time, if at all, and which are capital intensive. The Company also intends to continue its cellular agency business. There can be no assurance that revenues from the operation of the Company's Paging Network, plus activation and residual income from its cellular agency business will be sufficient, alone or together with additional capital raising or financing efforts and mechanisms, which may not be feasible without a short or long-term prospect of profit, and which may not be accomplished for other reasons beyond the Company's control, to meet the Company's financial needs and there can be no assurance of profitability.

Possible Delisting of Securities from NASDAQ or Boston Stock Exchange

      The NASD imposes stringent criteria for continued listing of securities on the NASDAQ Small-Cap Market. To maintain the listing of its securities on the NASDAQ Small-Cap Market, the Company must have, among other things, total assets of $2,000,000 (it currently has more than $3 million), capital and surplus of $1,000,000 (it currently has $4 million) and, in certain circumstances, a minimum bid price for its common stock of $1.00 per share (recent bid prices have ranged at or about $0.56). In the event the Common Stock or A Warrants are delisted from the NASDAQ Small-Cap Market as a result of losses or otherwise, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board. The Boston Stock Exchange ("BSE") imposes similar continuing listing requirements. As a consequence of delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The Company could also suffer a loss of news coverage, and information relating to the Company may become more difficult to obtain, which could in turn result in a decline in the market for the Company's securities and make it more difficult for the Company to obtain additional financing.

      On November 6, 1996, the Board of Directors of NASDAQ approved certain changes in NASDAQ rules to strengthen both the quantitative and qualitative standards for issuers on NASDAQ. These proposed changes are in the "public comment" stage and may be adopted in the near term, upon filing with the Commission. The following is a summary of certain rule changes which could affect the Company; (i) elimination of the alternative to a $1.00 bid requirement; (ii) application of the National Market corporate governance standards to Small-Cap issuers, which would require: (a) a minimum of two independent directors; (b) an Audit Committee, a majority of which are independent directors; (c) an annual shareholder meeting: and (d) shareholder approval for certain corporate actions. The Company believes it currently satisfies all of these additional requirements; (iii) certain accounting changes relating to computation of net tangible assets, as a result of accounting for good will associated with various merger and acquisition activities, or as in the case of telecommunications companies, such as the Company, significant depreciation changes. (It is believed that these proposed changes will benefit the Company); and (iv) peer review of auditors for NASDAQ companies.

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap Market and any equity security listed by an issuer that has: (i) net tangible assets of at least $2,000,000, if such issue has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such an issuer has been in operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      In addition, if the Company's securities are not quoted on the NASDAQ Small-Cap Market, or the Company does not have $2,000,000 in net tangible assets, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

      Although the Company's Common Stock and A Warrants will, as of the date of this memorandum, be outside the definitional scope of a penny stock, as they will be listed on the NASDAQ Small-Cap Market, in the event the Common Stock and A Warrants were subsequently to become characterized as a penny stock, the market liquidity for the Company's Securities could be severely adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of holders of the company's securities to sell their securities in the secondary market.

Future Operating Losses and Negative Cash Flow from Operations


      Due to its recent change in focus and direction from an electronics distribution company to a multi-faceted wireless telecommunications company, and its anticipated required large additional capital and development needs, the Company must be deemed to be as if it were at an early stage of development, with substantial uncertainty about its future. As of the date of this prospectus , the Company has had a very limited commercial operation of its Paging Network, and no commercial PCS operations. Consequently, the Company may be deemed to have limited relevant historical financial information upon which a prospective investor could perform an evaluation, other than with respect to its mobile cellular telephone operations. The Company will continue to incur significant expenses in advance of generating revenues, and is expected to realize significant operating losses and significant negative cash flow over at least the next four quarters, or more. The Company has suffered recurring losses from operations during its transition period and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The Company's cash flow and results from operations could be more adversely affected due to the recent termination of its relationship with BANMC, including its dealer/agency relationships with each of NYNEX and Bell Atlantic. See "Termination of Contractual Relationship With BANMC."

      Although the Company is well settled and satisfied with the adequacy of its premises, and has a management team and equipment in place, the Company may nevertheless be deemed to be subject to many risks typically associated with a start-up entity. These risks will include the Company's ability to implement its strategic plan for two-way radio, paging and PCS operations, including continuing to attract and retain qualified individuals and the ability to raise appropriate financing as necessary. As such, no assurance can be given as to the timing and extent of revenue receipts and expense disbursements or the Company's ability to successfully complete all the tasks associated with developing and maintaining a successful enterprise. In addition, there can be no assurance that the Company will be able to successfully attract sufficiently skilled labor to build out, operate and manage its new PCS operations.


      The Company believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include the very substantial cost of building its PCS networks (including any unanticipated costs associated therewith), fluctuating market demand for the Company's services, establishment of a market for PCS, pricing strategies for competitive services, delays in the introductions of the Company's services, new offerings of competitive services, changes in the regulatory environment, the cost and availability of PCS infrastructure and subscriber equipment and general economic conditions.


      The Company has incurred cumulative net losses through March 31, 1997 of approximately $1,744,439 . These losses resulted primarily from expenditures associated with the development and marketing of the Company's paging and two-way radio systems, the acquisition of TCI, circumstances relating to its successful bid on the PCS Licenses, the transition away from its agency relationship with BANMC, and the Company's move to more suitable premises. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops and constructs its PCS networks and builds its customer base for both paging and PCS operations. The Company cannot accurately determine the extent to which such operating losses will be offset by revenues generated from its Paging Network and cellular solicitations and activations, and other related sales and services. Profitable operation of its PCS networks may be several years away, and there can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future. If the Company cannot achieve operating profitability or positive cash flow from operating activities in a timely manner, it may not be able to meet its debt service or working capital requirements.


Substantial Leverage; Ability to Service Debt to FCC


      As of the date of this Prospectus, the Company is highly leveraged. The indebtedness to the FCC alone, in connection with the award of PCS Licenses, is approximately $23,806,980, with annual interest payments of approximately $1.7 million and the six separate Installment Payment Plan Notes ("Plan Notes"), payable in quarterly installments for the first six (6) years and then principal and interest in years seven through ten. See "PCS Licenses." The Company may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion in the event that the Company becomes unable to make timely payments on the Plan Notes. In the event that the Company anticipates defaulting on any required payment, it may request a three to six month grace period before the FCC cancels its license. In the event of default by the Company, the FCC could reclaim the licenses, reauction them, and subject the Company to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at the reauction, plus an additional penalty of three percent of the subsequent winning bid. There can be no assurance that the Company will submit all of the required payments pursuant to the FCC's installment payment plan in a timely manner.

      As of March 31, 1997 the Company's total indebtedness to the FCC was $23,806,980, or approximately 70% of its total capitalization, and its stockholders' equity was $2,216,511. On or about the end of March 1997, the Company made a payment of approximately $390,000 to the FCC for a partial payment of the December 31, 1996 interest payment. On March 31, 1997 the Wireless Telecommunications Bureau released an Order which suspended the March 31, 1997 deadline for all interest installment payments under the Plan Notes until further notice, including interest installments otherwise due from the Company. Interest will continue to accrue on all unpaid payments until action is taken by the Federal Communications Commission. The Company is presently holding the balance of the December 31, 1996 interest payment until the FCC lifts its suspension. As the FCC has suspended payments due under the Plan Notes, the March 31, 1997 payment has not become due, and the Company is not in default in any payment under the Plan Notes. There can be no assurance that the Company will have this remaining balance when the FCC lifts its suspension, nor any time period as to when the FCC will lift its suspension or what terms it may then impose upon the Company under the Plan Notes. In addition, the Company intends to enter into secured financing agreements with equipment manufacturers and other vendors during the next 12 to 18 months in connection with the build-out of its PCS networks. The Company's total indebtedness and debt service requirements will be substantially increased as a result of such additional financing, and the Company will continue to be subject to significant financial restrictions and limitations.


      The Company's leverage could have important consequences on the following:
(i) the Company's vulnerability to general economic and industry conditions;
(ii) the Company's ability to obtain financing to fund future anticipated and unknown capital requirements, capital expenditures or other general corporate purposes; (iii) the application of a substantial portion of the Company's cash flow from operations to the payment for principal of and interest on indebtedness; (iv) the possibility that the Company will not have sufficient funds to pay interest on the indebtedness or to repay the indebtedness at maturity; and (v) the ability to effectively compete with better and larger capitalized companies.

Need for Additional Financing


      The development, construction and initial start-up phase associated with construction of the Company's PCS networks will require substantial capital investment. In June 1997 the Company has undertaken to raise up to a maximum of $2,500,000 in a sale of the Company's debentures. See "Recent Significant Developments". Assuming the Company completes the maximum offering, the net proceeds from the offering, together with anticipated revenue from operations over the next four quarters, will not be sufficient to fund the initial network build-out of the Company's PCS markets, and service its debt through the end of 1997. In fact, the maximum offering does not purport to finance any of the next four installments of interest under the FCC Notes, or certain advertising and capital needs for 1997 but rather is intended to provide for cash needs for operation through the first quarter of 1998. Unless cash flows are better than anticipated, or the FCC's interest moratorium is extended until a time when the Company's cash flows are expected to substantially in prove (i.e. Mid 1998), there will not be sufficient monies to pay the next two quarterly installments on the FCC Notes, and there will be markedly reduced amounts for working capital. In addition, the estimated cost of a full build-out of an operating PCS system throughout the PCS License Area will be approximately sixty million dollars with approximately twenty million dollars required in the first three years, and the balance required over approximately the seven succeeding years. It is anticipated that the Company will require either a significant and substantial joint venture partner, substantial vendor financing or some other means of financing to construct the infrastructure of its PCS system.

      By virtue of its strategic arrangement with NextWave (See "Recent Significant Developments"), it is anticipated that NextWave may provide sources of capital or bank or other institutional financing to assist the Company with respect to these capital needs, or will otherwise assist PCN in vendor financed or assisted construction and supply, which sources maybe more favorably disposed to assisting the Company as Next Wave's strategic partner, but who are no likely to extend such assistance unless the Company substantially meets relevant financial criteria. Confirmation of potentially profitable arrangements with Next Wave may be a substitute in part for existing profitability. To date, the Company has not obtained any written agreement from Next Wave in this connection; and there is no assurance that Next Wave will develop alternative relationships. Moreover, there can be no assurance that the Company's relationship with Next Wave will be successful, or that Next Wave will continue to survive as a viable entity, or that other factors and circumstances may not evolve which would adversely impact on the availability of such financing. The Company, to the extent it is not able to finance its PCS system build-out from future cash flow or from its own banking or other financing arrangements, may be required to engage in additional sales of its Common Stock or other securities, representing further potential dilution, or to enter into an arrangement with a strategic partner for such construction in consideration of an allocation of profits, if any, or it may be required to attempt, to sell some or all of its PCS Licenses. The Company has no present intention to sell any of its PCS Licenses.

      Pursuant to its strategic relationship with NextWave, the Company is hopeful that NextWave may assist the Company with respect to various introductions to institutional lending sources or equipment leasing or other vendor financing arrangements for the build-out of its PCS system. However, NextWave is a development stage enterprise, has incurred net losses since inception, is highly leveraged, and anticipates requiring approximately $1.3 billion to build-out its PCS networks.

      To date, NextWave's revenues have been limited to minimal TELE-Code consulting services and consequently, there can be no assurance that NextWave will succeed or survive as a viable business. There is no assurance that NextWave will obtain its necessary financing or that it will survive start-up, or that it will enter into any binding arrangements to assist the Company. Other sources of additional capital may include additional vendor financing and public and private equity and debt financing by the Company or its subsidiaries.

      The Company currently has limited sources of income, but is separately exploring a public or private financing of its PCN subsidiary for these purposes. There can be no assurance that any of the aforementioned mechanisms will be available to the Company or its PCN subsidiary, or, if available, that it can be obtained on terms acceptable to the Company and within any limitations that may be imposed on the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and could have a material adverse effect on the Company's financial condition and continued viability.

      In the event the Company is successful in arranging financing for the buildout of its PCS system, it intends to operate digital networks, through which the Company will provide low-cost, advanced wireless telecommunications services in the PCS License Area, targeting several categories of customers, including home, business and other commercial customers with respect to both their local and long distance usage. The Company will seek to expand the regional footprint of its wireless networks throughout the United States through a combination of prospective affiliations, alliances, acquisitions, and through roaming agreements with other PCS carriers. However, there is no guarantee that the Company will be able to successfully expand or enter into any affiliations, alliances, acquisitions or agreements with any party.

Termination of Contractual Relationship With BANMC

      During 1996, the Company received 100% of its cellular service and solicitation income from BANMC, approximately $3,400,000 in revenues which represented 46% of the Company's total revenues for this period. In the first quarter of 1997 the Company derived $227,732 in revenues from the BANMC Contract which represented 26% of the Company's total revenues for this period. As of May 1997, the Company terminated its relationship with BANMC, including its dealer/agency relationships with each of NYNEX and Bell Atlantic; and BANMC accepted and agreed to such termination in a settlement and separation agreement (the "Settlement and Separation Agreement"). See "Recent Significant Developments".

      Although the revenues derived from the BANMC relationship were substantial and material to the Company's business in 1996, the Company believes that it can replace or exceed such revenues by initially becoming an indirect agent for the solicitation of cellular activation through AT&T, BANMC's largest competitor, and by becoming a direct agent for OmniPoint, one of the largest licensees of PCS services in the New York Metropolitan Area, with respect to activations for PCS services. The Company does not believe it is advantageous to become a direct agent for AT&T, because AT&T, unlike BANMC, does not restrict its agents from offering non-AT&T PCS services. Thus, the Company will initially attempt to develop indirect access to AT&T cellular telephone numbers, with respect to which activations it will earn a greater activation fee per number than was received from BANMC, in a manner where it will not be contractually restricted from solicitations for PCS activations and services. It is anticipated that while this activity is being ramped up, the Company will explore a more direct relationship with AT&T. As result, the Company may continue to pursue cellular activations and the appurtenant income, while beginning its entry into the PCS arena. There an be no assurance that the Company will be successful in achieving both of these goals and activities at the same time.

      In pursuance of the foregoing, at the present time, the Company has entered into sub-agency agreements to solicit cellular activations for AT&T, and an agency agreement to solicit cellular activations and sales for OmniPoint. The Company is hopeful that it will be able to substantially replace or exceed this prior income source by the first quarter of 1998, but there is no guarantee that any future affiliations will successfully generate revenues for the Company. If the Company is unable to secure such arrangements, or to replace such income, its cash flow from operations may be inadequate to meet the Company's cash needs.

PCS System Implementation and Operation Risks; Lack of In-House Engineering


      In marked contrast to the build-out of its Paging Network, the Company does not plan to perform design and systems engineering with respect to the build-out of its PCS system and network. The Company does not presently have either the engineering acumen or expertise, nor sufficient available capital to accomplish this. Accordingly, the Company will rely on consultants such as NextWave Telecom, Inc. (See "Recent Significant Developments"). There can be no assurance that the design and systems engineering teams retained by the Company will be successful in implementing its PCS networks, or that such networks will perform as well or better than PCS networks designed by infrastructure equipment vendors. In addition, the Company will need to hire additional engineering personnel and make extensive use of outside contractors to deploy its PCS networks. There can be no assurance that the Company will be able to locate and hire such additional engineering resources. The failure to do so could have a material adverse effect on the Company's timely deployment of its PCS networks and its financial condition and results of operations.


      The successful construction of the Company's PCS networks will depend, to a significant degree, on the Company's ability to lease or acquire sites for the location of its base station transmitter equipment. The site selection process will require the negotiation of lease or acquisition agreements for approximately 240 sites for the Company's PCS networks, and may require the Company to obtain zoning variances or other governmental approvals or permits in rural areas, which may be resistant to technological change. The Company intends to retain consultants to provide site identification and acquisition services in each of its markets. The Company expects that the site acquisition process will continue throughout the construction of the Company's PCS networks. Each stage of the process involves various risks and contingencies, many of which are not within the control of the Company and any of which could adversely affect the construction of the Company's PCS networks.

      There can be no assurance that the Company will be able to construct its PCS networks in any particular market within its PCS Licenses, in accordance with any construction plan and schedule for implementation of PCS that is developed. If the Company is not able to implement its construction plan, the Company may not be able to provide services comparable to those provided by cellular and other PCS operators in its PCS markets, and, as a result, the Company's growth may be limited. In addition, each of the Company's licenses are subject to an FCC requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each such PCS market within five years of the grant of the applicable license, and to at least two-thirds of the population within ten years of the grant. Failure to comply with these requirements could result in the revocation or forfeiture of the Company's licenses or the imposition of fines on the Company by the FCC. The construction of the Company's PCS networks is subject to successful completion of the design of the networks, site and facility acquisitions, the purchase and installation of the networks' equipment, testing of the networks and satisfactory relocation or other accommodation of microwave users currently using the spectrum. Winners of the A-Block and B-Block PCS licenses, which were granted their licenses in June 1995, have a significant head-start in constructing their networks. Most cellular licensees have at least a five to ten-year time advantage over PCS licensees and are currently upgrading their networks to digital technology. Therefore, delays in implementation could have a material adverse effect on the Company.

      In addition, the implementation of any construction plan is subject to the availability of the Code Division Multiple Access ("CDMA") infrastructure equipment that the Company plans to use. There is considerable demand for PCS infrastructure equipment, manufacturers of such equipment have substantial backlogs or orders and lead times for delivery of such equipment are long. The Company intends to enter into additional agreements for the supply of infrastructure and/or subscriber equipment. However, there can be no assurance that the Company will be able to purchase equipment on terms favorable to the Company, or at delivery dates required by the Company to construct its PCS networks in a timely manner. In addition, there are certain risks in the Company's strategy of building-out its networks in phases. There can be no assurance that the Company will be able to successfully deploy its initial networks to achieve maximum population coverage in its targeted markets within the expected time frame and an acceptable construction budget.

      The Company's success in the implementation and operation of its system is subject to other factors beyond the Company's control. These factors include, without limitation, changes in general and local economic conditions, availability of equipment necessary to operate the PCS system, changes in communications service rates charged by others, changes in the supply and demand for PCS, and the commercial viability of PCS systems as a result of competition with wireline and wireless operators in the same geographic area, demographic changes that might affect negatively the potential market for PCS, changes in the federal and state regulatory scene affecting the operation of PCS systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations), changes in technology that have the potential of rendering obsolete the Company's technology and equipment, and the myriad of external forces and conditions with respect to which the Company may have no control, such as labor unrest, acts of nature, and other circumstances related to construction. In addition, such demand, which is anticipated to increase the extent of the potential demand for PCS, cannot be estimated with any degree of certainty. There can be no assurance that one or more of these factors will not have significant adverse effects on the Company's financial condition and results of operations.

Uncertainty of CDMA Commercial Operations; Ability to Offer Roaming Services; Handset Availability


      CDMA technology has only recently been implemented on a wide commercial scale in the United States and has been used internationally on a limited basis. The first commercial use of CDMA began in October 1995 in Hong Kong. There can be no assurance that CDMA technology will be successful in a broader market with a substantially larger subscriber base. In addition, certain networks implementing CDMA have experienced problems in their early trials including poor hand-offs (the transfer of a subscriber from one cell to another as the subscriber travels through geographic areas) and problems with analog interference with dual-mode CDMA handsets for 800 MHz cellular operations. While the Company believes that some of the problems are unique to 800 MHz cellular operations and solutions for other problems have been identified and are in the process of being resolved, there can be no assurance that the Company will not encounter the same or other technological problems, or that the proposed resolutions of existing problems will be successful.

      As of the date of this Prospectus the Company anticipates selecting CDMA technology, but there can be no guarantee that the Company will not select a competing technology other than CDMA technology. A risk associated with the Company's possible selection of CDMA technology is the ability of the Company to offer PCS roaming service to its customers' subscribers when they are in other markets. In order for the Company's subscribers to roam in other wireless markets (and vice versa), at least one PCS licensee in the other market must utilize CDMA technology and roaming arrangements must be agreed upon between the Company and such other PCS licensee, or the subscribers must use a dual-band phone that would permit the subscriber to use the cellular system existing in the other market. The Company has been advised that such dual-band phones are not expected to be available in large quantities until late 1997 at the earliest. Based on public announcements by A-Block and B-Block licensees and winning bidders in the C-Block auction, the Company believes that CDMA will be widely deployed in the U.S. Nevertheless, such PCS licensees are under no obligation to use any particular access technology. There can be no assurance that PCS licensees planning to use CDMA technology will not elect to use time division multiple access ("TDMA"), global system for mobile communications ("GSM") or some other technology of the future. Accordingly, although the Company has made a preliminary determination to utilize CDMA technology, the Company will continue to assess the market and may alter its technology plans. There can be no assurance that one of the other three technologies will not also pose problems.

      Currently there are very few suppliers of CDMA handsets. Additional suppliers are scheduled to deliver larger quantities of CDMA handsets commencing in the fourth quarter of 1997. There can be no assurance, however, that those suppliers will commence production or, if they do commence production, that they will be able to deliver quality handsets in sufficient quantities and at desirable prices. Handsets used for PCS systems cannot currently be used with analog cellular systems and vice versa. While the Company believes that dual-band handsets will allow a user to access both PCS systems and analog cellular networks and will be commercially available in 1997, there can be no assurance that consumers can obtain such handsets at competitive prices. In addition, dual-band full digital handsets are expected to be larger and more expensive than single-mode handsets. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to attract potential new wireless communications resellers.


License Transfer Restrictions


      The FCC has also promulgated regulations restricting transfer of C-Block licenses. Most notably, transfer of C-Block licenses is not permitted within the first five years of grant of the license unless the transfer is to another entity eligible to be a C-Block licensee, such as another small business. After five years, licenses are freely transferable provided FCC approval prior to the transfer has been obtained. All transfers during the first ten-year license term are subject to unjust enrichment penalties, including reimbursement to the government of bidding credits and/or outstanding principal and interest payments. At the present time, the Company has no intention to transfer the PCS Licenses.


      In addition, the FCC is considering whether to allow PCS licensees to "partition" their licensed geographic areas and to permit "spectrum disaggregation" in their frequency blocks. Partitioning and disaggregation would allow licensees to spin off discrete portions of their licensed areas and/or frequencies to third parties. While the Company may benefit from the ability to transfer unwanted portions of its licenses, other PCS licensees and future wireless communications services ("WCS") licensees with whom the Company will compete will also have that ability, thereby increasing the number of competitors the Company may face in a given market.

Competition

      Competition in the wireless industry is intense. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. Some competitors are expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements with wireless telecommunications networks that cover most of the United States.

      The FCC issued PCS licenses to the A-Block and B-Block license winners in June 1995. Accordingly, the holders of the A-Block and B-Block PCS licenses in the Company's basic trading area ("BTA") have a significant time-to-market advantage over the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company successfully implementing its marketing strategy. In addition, the increase in the number of PCS competitors in each of the Company's markets is expected to lead to substantial increases in the capacity of wireless minutes of use ("MOU") available in such markets. Many cellular providers currently sell MOUs on a wholesale basis to other carriers as well as on a retail basis to consumers. The Company anticipates that such cellular providers, as well as new PCS providers, will compete with the Company in the future, and offer to wholesale MOUs for digital wireless services.

      The Company expects to compete with other communications technologies that now exist, such as paging (including two-way digital paging), enhanced specialized mobile radio ("ESMR") and domestic and global mobile satellite service ("MSS"). In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers, energy utilities, local multipoint-distribution service and cable operators who expand into the offering of traditional communications services over their cable systems and utilities seeking to offer communications services by leveraging their existing infrastructure. In addition, the Company may face competition from technologies that may be introduced in the future, such as WCS.

Limited PCS Operating History in the United States; Significant Change in the Wireless Industry

      PCS systems have limited operating history in the United States and there can be no assurance that operation of these systems will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The wireless telecommunications industry is experiencing significant technological changes, as evidenced by the increasing pace of digital upgrades in existing analog wireless services, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company and the success of PCS and other competitive services remain uncertain.

Government Regulation


      The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by state regulatory agencies, the FCC, Congress and the courts. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the Company's business will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules for the C-Block auction and the PCS licenses acquired thereunder have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses to provide PCS services are subject to renewal and revocation. The Company's PCS Licenses have ten year renewable terms. There can be no assurance that the Company's PCS Licenses will be renewed.


      The Telecommunications Act of 1996 mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that the local exchange carriers ("LECs") must: (i) permit other competitive carriers, which may include PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks; and (iii) offer resale of its local loop facilities. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies which could adversely affect the Company's financial condition and results of operation.

      The FCC has proceedings in process which could open up other frequency bands for wireless telecommunications and PCS-like services. The FCC also is considering, in a pending rule making proceeding, the ability of PCS licensees to offer a variety of fixed services. The FCC is also considering flexible spectrum use for PCS and for future spectrum allocations, such as WCS. There can be no assurance that these proceedings would not adversely affect the Company and the Company's ability to offer a full range of PCS services.

      The Company's broadband PCS operations are expected to use microwave communications facilities to "backhaul" its telecommunications traffic between fixed points in its service areas. Under rules that became effective in August 1996, new microwave licenses carry a 10-year license term. The FCC has recently proposed to auction certain fixed microwave licenses, some of which the Company may seek to use. If adopted, this proposal would increase the Company's microwave license acquisition costs.

      Under existing law, the FCC can refuse or revoke certain licenses, including PCS licenses, if it finds that it would not be in the public interest for more than 25% of the capital stock of the parent of an FCC licensee to be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Although the Company's "long-form" license application filed with the FCC after the completion of the C-Block auction indicates that the Company is in compliance with the FCC rules, if the foreign ownership of the Company, as the parent of FCC-licensed subsidiaries, were to exceed 25%, the FCC could revoke the FCC licenses of its subsidiaries if the FCC found the public interest would be served thereby, although the Company could seek a declaratory ruling from the FCC that more that more than 25% foreign ownership was in the public interest, or take action to reduce the Company's foreign ownership percentage in order to avoid the loss of its licenses. The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. entities.

Financial Affiliation Rules

      To be financially eligible as an entrepreneur and/or small business applicant for C-Block PCS licenses, the gross revenues and assets of the applicant's "financial affiliates," are counted towards (or "attributed to") the applicant's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of non-controlling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to C-Block applicants for purposes of determining whether such applicants financially qualify for the applicable C-Block auction preferences. In case the Company changes its equity structure, no passive investor would be permitted to own more than 25% of the Company's total equity or voting stock on a fully diluted basis.

      In addition, if an entity makes bona fide loans to a C-Block applicant, the assets and revenues of the creditor would not be attributed to the applicant unless the creditor is otherwise deemed an affiliate of the applicant, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in C-Block applicants, such as covenants, rights of first refusal, and supermajority voting rights on specified issues, the FCC has stated that it will be guided, but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The Company may seek loans by various creditor/investors or vendors, some of which may be alien (non-U.S.) entities. These can be no assurance that the FCC will not treat such debt financings as equity, and that such treatment would not cause the Company to exceed the applicable foreign ownership thresholds.

Management of Growth


      As the Company's business expands, the Company will need to implement enhanced operational and financial systems and will require additional employees and management, operational and financial resources including more sophisticated financial and operational personnel. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems, or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business. Failure to implement such systems, successfully obtain, integrate and utilize the required employees and management, operational, and financial systems, or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business, failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company's results of operations and financial viability.

Rapid Technological Change

      The wireless PCS service industry is embryonic and, as such, is experiencing very rapid technological change. To remain competitive, the Company's business must develop or gain access to new technologies in order to increase product performance and functionality and increase cost-effectiveness. Given the emerging nature of the wireless PCS industry, there can be no assurance that the Company's products or technology, such as its selection of CDMA, will not be rendered obsolete by alternative technologies. The development of new wireless PCS products is highly complex and the Company could experience delays in developing and introducing its equipment. Alternative technological and service advancements could materialize in the future which could prove both viable and competitive to those employed by the Company in offering wireless services.

Radio Frequency Emission Concerns; Medical Device Interference

      Media reports have suggested that radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Other health concerns may materialize over a longer period of time. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect on the Company's business. On August 1, 1996, the FCC adopted rules which update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the adopted rules impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets to be marketed and to be used by the Company's subscribers, comply with such new standards. Studies performed by wireless telephone equipment manufacturers have rebutted these allegations, and a major industry trade association and certain governmental agencies have stated publicly that the use of such phones poses no undue health risk. Regardless of the truth of these allegations, their very existence could have an adverse effect on the Company, and could have future substantial adverse impacts on the mobile cellular telephone and PCS markets. Although CDMA handsets operate at lower power than other wireless handsets, and therefore would comply with the proposed standards, if adopted, the same concerns about RF emissions could remain present with CDMA handsets. These concerns could have an adverse effect on the Company's financial condition and the results of its operations.

      In addition, digital wireless telephones have been shown to cause interference to some electronic devices, such as hearing aids and pacemakers. Industry trade associations, together with the University of Oklahoma Center for the Study of Wireless Electromagnetic Compatibility and other interested parties, currently are studying the extent of, and possible solutions to, this interference.

Relocation of Incumbent Fixed Microwave Licensees

      In an effort to balance the competing interests of 2GHz microwave incumbents and newly authorized PCS licensees in that spectrum band, the FCC has adopted: (i) a transition plan to relocate fixed microwave operators that currently are operating in the 2GHz band, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

      Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to alternate, readily available spectrum. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreements within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

      The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. Recently, the FCC designated two non-profit associations to serve as clearinghouses to administer the cost-sharing plan.

      The Company has not yet done an in-depth analysis of the microwave installations in its PCS License Area, but does not believe that its relocation expenditures will exceed $350,000.

Dependence Upon External Suppliers


      The company does not manufacture either its cellular, paging or PCS-related wireless equipment or accessories. Cellular, paging, and PCS equipment utilized by the Company is supplied by a variety of vendors such as Ericsson, Motorola, Nokia, Samsung, Standard Telecom and others.

      There are over 20 companies worldwide that are licensed to manufacture and supply CDMA network equipment, including Lucent Technologies, Hughes Network Systems, Hyundai Electronics, LG InfoComm ("LGIC"), Motorola, NEC, Northern Telecom and Samsung Electronics. In addition, Alps Electric, AT&T, Fujitsu, Hyundai Electronics, LGIC, Maxom Electronics, Mitsubishi, Motorola, NEC, NOKIA Mobile Phones, OK/Electric, Matsushita (Panasonic), Nippon Denzo, QUALCOMM, Samsung Electronics, SONY Electronics and SANYO Electric are licensed to manufacture and sell CDMA subscriber equipment. The Company intends to deploy equipment from multiple vendors in its networks. However, shortage of supply for CDMA handsets and other equipment is anticipated in 1997 and 1998.


      The Company will be relying upon these external sources of supply, none of which are currently bound to supply the Company with its requirements. There can be no assurance that a suitable supply of equipment will be available at such times as the Company may require.

Technological Obsolescence

      The telecommunications industry in general, and wireless communications in particular, are undergoing rapid and significant technological change. The Company will need access to improving technology in order to remain competitive. There can be no assurance that the Company can obtain access to such new technology through licensing agreements, joint ventures or otherwise. Consequently, the Company may invest time and financial resources in new technology, such as PCS, with no assurance that the Company will be successful in accessing new technology and, even if the Company is successful in its development efforts, that the technology will be commercially viable or will be competitive with the then existing technology.

Lack of Proprietary Technology

      Although the Company is protected by its FCC paging and PCS Licenses in their respective license areas, those licenses are subject to renewal at the end of ten (10) years, and in the case of the PCS License, to the Company's ability to make timely payment of the installment under the FCC Notes, and to meet developmental time deadlines and requirements. The failure to obtain renewal of its licenses could substantially erode the value of its respective investment in paging and PCS network infrastructure. Moreover, the Company does not have, nor does it presently intend to develop, proprietary communications technology. As noted above, the Company's participation in the telecommunications industry is dependent upon it obtaining access to technology for new products and services through purchase of equipment and services from large suppliers. Large manufacturers dominate technological development in the wireless communications industry and changes in their methods of distributing such products could reduce access to technology and harm its growth prospects.

Maintenance of Customer Base


      During the quarter ended March 31, 1997, approximately 26% of the Company's revenues were derived from activation and residual payments from the cellular carrier. Prior to the termination of the BANMC Contract (see "Termination of Contractual Relationship with BANMC") the Company had a customer base of approximately 40,000 subscribers for which it received monthly residual payments from the cellular carriers, these subscribers had no long-term contracts and were permitted to terminate their service at any time. Moreover, upon the termination of the Company's relationship with BANMC, these residuals were discontinued, and there are no arrangements for residual payments under the Company's new arrangements as an AT&T sub-agent. Specifically, as part of its Settlement and Separation Agreement with BANMC, the Company obtained a release from any restrictions otherwise prohibiting the solicitation of its prior customer base. The Company believes this customer base may be exploited for new business, especially with respect to the emerging new PCS service, but there is no guarantee that the Company will successfully generate new business from this customer base.


Dependence upon Key Personnel


      The Company is highly dependent upon the personal efforts and abilities of its President and Chief Executive Officer, William S. Taylor, and its Executive Vice President and Treasurer, Les Winder. The loss of the services of Mr. Taylor and/or Mr. Winder could have a material adverse effect on the Company. The Company has entered into five-year employment agreement with Mr. Taylor and Mr. Winder, which expire in October, 1999 and April, 2000 respectively, and which are renewable at the option of Messrs. Taylor and Winder for a successive three-year term. The agreements include non-disclosure and non-competition provisions. The Company has obtained key-person insurance on the lives of Messrs. Taylor and Winder in the amount of $1,000,000 and $500,000, respectively, the proceeds of which are payable to the Company. In addition, certain key managers of the Company have yet to be identified and any delay in identifying and any difficulty in hiring such key managers could negatively affect the Company.


Voting Control by Officers, Directors and Related Entities


      The Company's officers and directors and persons which may be considered affiliates of, or related to, such officers and directors initially will beneficially own approximately 37.6% of the Company's outstanding Common Stock, and securities convertible into Common Stock, and other securities of the Company. If they voted in the same manner, such stockholders would represent a significant portion of the votes required to elect the entire board of directors of the Company and, in general, to determine the outcome of matters submitted to the stockholders for approval. In addition, on May 28, 1997, the Board of Directors voted to amend the Company's Articles of Incorporation to add voting rights to the four million Class "B" Preferred Shares held by Ms. Brenda Taylor and Messrs. Taylor, Winder and DePalo (which are convertible into Common Stock at an exchange rate of one-and-one-half share of Common Stock for each share of Class "B" Preferred Stock). The voting rights would feature the same ratio, allowing the four million shares of Series B Preferred Stock to vote at the rate of six million shares of Common Stock. If this change is accomplished, such officer, directors and affiliates will have substantially enhanced voting rights, without the necessity of first converting their existing Preferred Stock into Common Stock.


Transactions with Affiliates; Two Independent Directors


      The Company has engaged in several transactions with affiliates, see "Recent Significant Developments", which the Company believes are on terms at least as favorable to the Company as could be obtained with unaffiliated third parties under the circumstances of such transactions and arrangements. The Company's board of directors has adopted a policy that the Company will not enter into any further transactions with affiliates unless the Company first obtains approval of the board of directors, and a majority of its independent directors. The Company presently has two independent directors. Accordingly, both directors must agree to approve such transactions.


Absence of Cash Dividends

      The board of directors does not anticipate paying cash dividends on the Common Stock, preferred stock or other securities of the Company in the foreseeable future, and intends to retain all future earnings, if any, to finance the growth of the Company's business, including its capital needs with respect to PCS operations. Payment of dividends, if any, will depend, among other factors, on earnings, capital requirements and the general operating and financial condition of the Company.

Rights of Common Stockholders May be Materially Limited or Qualified by Rights of Preferred Stockholders


      The Company is authorized to issue 8,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock"). In September 1996, the Company issued an aggregate of 4,000,000 Series B Preferred Non-Voting Convertible Stock to the following officers and directors of the Company: Brenda Taylor (1,000,000) and Messrs. William Taylor (1,000,000), Les Winder (1,000,000) and Robert Depalo (1,000,000). See "Description of Securities." The Preferred Stock may be issued in series from time to time with such designation rights, preferences and limitations as the board of directors of the Company may determine by resolution. The rights, preferences and limitations of a separate series of Preferred Stock may differ with respect to such matters as may be determined by the board of directors, including without limitation, the rate of dividends, methods and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights (See "Description of Securities") . Any and all such rights that may be granted to preferred stockholders may be in preference to common stockholders and to common stockholders' detriment. In general, additional shares of Preferred Stock may be issued by the board of directors without stockholder approval. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. This may have the effect of discouraging third party bidders from ever making a bid, may reduce any premium that such bid could yield to holders of Common Stock over market value and may have a depreciative effect on the price of the Company's Common Stock. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that the Company will not do so in the future. The Company may not publicly offer or sell any shares of Preferred Stock without the consent of the Representative, for a period ending May 12, 1998.

Possible Adverse Market Effect of Exercise of Warrants and Limitation on Future Financing


      Assuming the exercise of the A Warrants currently outstanding and being offered by the Selling Securityholders, there will be a 9,965,501 share increase in the number of outstanding shares of Common Stock to a total of approximately 24,624,675 shares. If such exercise occurs within a reasonably short period of time, this increase in the amount of Common Stock in any trading market could cause a substantial reduction in the price of the Common Stock. The A Warrants give the respective holders the opportunity to benefit from an increase in the market price of the Common Stock at nominal cost to them. While the A Warrants are outstanding, the terms on which the Company may obtain additional financing may be adversely affected.


Possible Increase in Shares Eligible for Future Sale


      As of the date hereof, 1,298,675 of the 14,659,174 shares of issued and outstanding Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, which will become eligible for sale under Rule 144 beginning in or about May, 1997, through in or about March, 1998.

      In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company (or persons whose shares are aggregated), who owns restricted shares of common stock which have been held for a period of at least one year after the later of the acquisition of such shares from the issuer or from an affiliate of the issuer is entitled to sell, within any three-month period, a number of shares that does exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is listed on an exchange or quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the company of at least the three months preceding the sale and who owns shares of common stock which have been held for a period of at least two years after the later of the acquisition of such shares from the issuer or from an affiliate of the issuer is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. An increase in the number of shares of common stock offered for sale by existing holders and prospective investors, can have an adverse effect on the market price of the Company's securities.


Risk of Redemption by the Company of the A Warrants

      The Company may redeem the A Warrants offered hereunder for $0.01 per A Warrant, at any time after the closing inside bid quotation for the Common Stock on the NASDAQ Small-Cap Market is at least $8.00 for 30 consecutive trading days, ending ten (10) days prior to the notice of redemption. Notice of redemption of the A Warrants could cause the holders thereof to exercise the A Warrants and to pay the exercise price at a time when it may be disadvantageous for the holders to do so; to sell the A Warrants at the current market price when they might otherwise wish to hold the A Warrants; or to accept the redemption price, which is likely to be less than the market value of the A Warrants at the time of redemption. See "Description of Securities."

Investors May be Unable to Exercise A Warrants

      For the life of the A Warrants, the Company has agreed to maintain a current effective registration statement with the Commission relating to the shares of Common Stock issuable upon exercise of the A Warrants. If the Company is unable to maintain a current registration statement, the A Warrant holders will be unable to exercise the A Warrants and the A Warrants may become valueless. Although during this offering the A Warrants will not knowingly be sold in any jurisdiction in which they are not registered or otherwise qualified, a purchaser of the A Warrants may relocate into a jurisdiction in which the shares of Common Stock underlying the A Warrants are not registered or qualified. If the Company is unable or chooses not to register or qualify or maintain the registration or qualification of the shares of Common Stock underlying the A Warrants for sale in all of the states in which the A Warrant holders reside, the Company would not permit such A Warrants to be exercised and A Warrant holders in those states may have no choice but to either sell their A Warrants or let them expire. Prospective investors and other interested persons who wish to know whether or not the Common Stock may be issued upon the exercise of A Warrants in a particular state should consult with the securities department of the state in question or send a written inquiry to the Company.

Corporate Takeover Provisions

      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan); or, (v) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

Certain Charter and By-laws Provisions

      The Company's certificate of incorporation, as amended, and by-laws, limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

      The Company's certificate of incorporation, as amended, authorizes the Company to purchase and maintain insurance for the purposes of indemnification. The Company intends to apply for directors' and officers' insurance, although there can be no assurance that the Company will be able to obtain such insurance on reasonable terms, or at all. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under the certificate of incorporation, as amended, or by-laws. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Legal Proceedings


      On March 4, 1996 the Company commenced an action entitled Electronics Communications Corp. against Toshiba America Consumer Products, Inc. ("Toshiba") and Audiovox Corporation ("Audiovox"), case number 96 Civ. 1365, in the United States District Court of the Southern District of New York. The Complaint asserts claims for antitrust, breach of contract, tortious interference with contract and tortious interference with prospective economic advantage and business relations. The complaint seeks damages in excess of $3,000,000. This action was commenced because the Company expended significant monies and resources including the issuance of 200,000 shares of the Company's Common Stock to a consultant in anticipation of a South American cellular telephone program which the Company was to undertake exclusively on behalf of Toshiba, based on certain reliance on Toshiba, and the withdrawal of Toshiba's commitment based on what the Company believes is an unlawful conspiracy with Audiovox. Immediately prior to the commencement of the program, Toshiba discontinued manufacturing the line of cellular telephones that the program was designed to offer. This decision, which the Company believes was coerced by Audiovox, has caused significant damages to the Company.

      The defendants Toshiba and Audiovox moved to dismiss a portion of the case, claiming that the Company had not pled a cognizable antitrust cause of action, and that the remaining claims should be dismissed for the lack of supplemental jurisdiction, which could then be prosecuted in state courts. On August 12, 1996 the Court ruled in favor of the motion of defendants, Toshiba and Audiovox, and the case was dismissed on such date. The Company appealed the Court's ruling, filing its Brief on Appeal on February 21, 1997. On March 12, 1997, Toshiba and Audiovox served their responsive briefs, and oral argument before the United States Court of Appeals for the Second Circuit was held on May 22, 1997, and the parties are awaiting the Court's decision.

      On or about March 11, 1997, the Company was served with a Summons and Complaint in an action entitled "Daily News, L.P. v. Free Trade a/k/a Free Trade Distributors, Inc. and Electronics Communications Corp.," which is currently pending in the United States District Court of the Southern District of New York. The Daily News, claims breach of a certain advertising contract, in that the Company's subsidiary failed to pay for certain advertising and failed to meet the minimum advertising expenditures set forth therein, which concerns the dependency of the level of the Company's advertising on the continuation of the Company's agency with BANMC, resulting in the imposition of a "short rate." As a result, the Daily News claims damages aggregating $156,284.87. The Company believes it has an excellent working relationship with the Daily News, and that this suit resulted from a misunderstanding between the respective principals of the parties, which remained unclarified due to the illness of an officer of the Company. The Company believes that the two sides are close to reaching a settlement in this matter, but there are no guarantees that this matter will be resolved without the furtherance of litigation.


                         RECENT SIGNIFICANT DEVELOPMENTS


January 1996 Private Placement


      On January 16, 1996 the Company consummated a private placement offering of 69,430 shares of the Company's Common Stock at a price of $2.25 per share. The total offering resulted in gross proceeds of $156,218. The proceeds of this offering were utilized as general working capital. Each subscriber, in addition to the shares, received demand registration rights, which require the Company to file a registration statement upon request of 25% or more of the shares sold in the offering at anytime during the 18 month period commencing 30 days from the closing date.


February 1996 Financing Arrangement

      On February 29, 1996, the Company entered into a financing arrangement with a non-affiliated corporation in the amount of $134,000. The proceeds of this loan were utilized as general working capital. Interest is payable at a rate of 10% in monthly installments of $1,117. The loan becomes due on February 28, 1997. As additional consideration, the Company issued the corporation 800,000 A Warrants with 90 day registration rights and "piggy back" registration rights with any other offering of the Company. These A Warrants are being registered for possible sale pursuant to this Prospectus. This note has been paid in January 1997.

FCC Auction Guarantees and Issuance of PCN Stock

      In February 1996 the Company experienced a cash shortfall and was unable to post the required deposit to be entitled to bid at the FCC auction. To assist the Company in obtaining financing to facilitate its bid, William S. Taylor, Les Winder, Brenda Taylor and Robert DePalo guaranteed loans by the Company in the sum of approximately $1,150,000 and posted certain cash collateral.

      On July 23, 1996 the board of directors of the Company authorized the purchase of 24 shares of Personal Communications Network, Inc. ("PCN") Common Stock representing 24% of the issued and outstanding common stock of PCN by Brenda Taylor (6 shares), Les Winder (6 shares), William S. Taylor (6 shares) and Robert DePalo (6 shares). The purchase price was $1,000 per share which was paid in cash. In connection with this transaction, in July 1996, the board of directors granted to Brenda Taylor, William S. Taylor, Les Winder and Robert Depalo the right to purchase an aggregate of 1,800,000 A Warrants for nominal consideration. To date, none of these individuals have exercised their right to purchase the A Warrants. These individuals were granted the PCN stock and the right to acquire the A Warrants in return for certain guarantees, and the posting of certain cash collateral. There was no valuation method employed in determining the terms of the issuance of the PCN stock. The terms of the issuance of PCN common stock to certain members of the board of directors of the Company was determined by the non-interested members of the board of directors. The PCN common stock was issued to these individuals at the end of March 1997 upon the execution of the FCC Notes and related security agreements. The benefit that these individuals received by purchasing the PCN common stock was that PCN's sole asset, the PCS Licenses represent a substantial portion of the Company's assets and these individuals benefit in the event the Company completes its buildout of its PCS system or if the PCS Licenses are over sold at a profit. PCN has 200 shares of common stock authorized, and 100 shares of common stock issued and outstanding. In additional to the aforementioned shares issued to Ms. Taylor and Messrs. Taylor, Winder and DePalo, PCN issued eight shares of its common stock to EGT, representing eight 8% percent of the issued and outstanding common stock, and two shares of common stock, representing two 2% percent of the issued and outstanding common stock of PCN to Andrew James pursuant to an agreement dated October 7, 1996 (See "EGT Agreement") and the remaining issued and outstanding shares of PCN common stock were issued to the Company (66 shares or 66% of the issued and outstanding common stock of PCN). The assets of PCN consist of the six PCS Licenses awarded at the FCC's "C" Block auction, which entitles PCN to build and operate wireless PCS telephone systems covering approximately 1.5 million people in various markets in New York, Maine and Vermont. PCN's winning bids at the FCC's "C" Block auction aggregated $26,452,200. The PCS License's represent approximately 79% of the Company's total assets. See "PCS Licenses." The Company has no present intention to issue any additional shares of PCN Common Stock, nor to dilute the ownership of the PCS Licenses.

Shareholders Demand Registration

      In March 1996, the subscribers in the January 1996 Private Placement demanded that the Company file a registration statement covering their shares. The Company at that time was unable to comply with the request. In order to avoid potential litigation for failing to file a registration statement on a timely basis, the

Company issued an aggregate of 34,715 additional shares to the subscribers. These shares along with the original 69,430 shares are being registered for possible sale pursuant to this Prospectus.


March 1996 Private Placement

      On March 21, 1996, the Company entered into a letter of intent with an independent investment banking firm, Baytree Associates, Inc., ("Baytree"), pursuant to which the Company offered up to $6,000,000 principal amount of the Company's Subordinated Convertible Debentures (the "Debentures"). The Company sold an aggregate of $2,990,000 of the Debentures in two tranches after which the Company and Baytree agreed to terminate the offering. William S. Taylor, Les Winder, Brenda Taylor, and Robert DePalo personally guaranteed the principal amount of the Debentures. The principal amount of the Debentures was convertible into shares of the Company's Common Stock at the option of the holder, immediately upon issuance, at a price equivalent to a 25% discount from the average high closing bid price for the five days prior to the conversion or $1.50, whichever is less. The Debentures bear interest at the rate of 5% per annum payable on April 1 of each year commencing April 1, 1997. The Debentures are redeemable and callable for conversion under certain circumstances. The Company paid Baytree a placement fee equal to 10% of the gross proceeds, a 2% non-accountable expense allowance and 200,000 warrants to purchase the Company's Common Stock at $2.25 per share. The Company used the proceeds of this offering pay its downpayment for the licenses it won in the PCS auction (the "PCS Auction"), to build out its paging system and for general working capital purposes. The Debenture holders converted their Debentures into shares of the Company's Common Stock from June 25, 1996 to September 9, 1996 (the "Conversion Period"). The average price at which the Debentures were converted into Common Stock was $0.52 per share. The average bid price of the Company's Common Stock during the Conversion Period was $0.65 per share. The highest conversion price was $1.50 per share of Common Stock on June 25, 1996 (the average closing bid price for the preceding five days was $1.87) and the lowest conversion price was $0.3984 per share of Common Stock (the average closing bid price for the preceding five days was $0.50). The conversion of the Debentures was not induced by the Company. The holders of the Debentures exercised the conversion feature contained in the Debentures, which provided for conversion at the sole option of the holder. As of the date hereof, all $2,990,000 principal amount of the Debentures has converted into an aggregate of 5,706,822 shares of the Company's Common Stock. Baytree Associates was also the investment banking firm for the Company's May 1996 Private Placement. See "May 1996 Private Placement."

TCI's Acquisition of GCE

      On March 22, 1996 TCI acquired substantially all of the assets and assumed certain liabilities of GCE. As a result of the transaction with GCE, TCI became a paging reseller with a subscriber base of approximately 9,000 persons. TCI offers paging service primarily through various paging carriers in the New York metropolitan area. TCI offers national paging service through a sales and distribution agreement with Skytel. Under this agreement, TCI pursues regional and national accounts through its present dealer network in the paging service area (the "Paging Service Area"). TCI also has the necessary infrastructure to operate a paging operation, including but not limited to a full service technical shop and repair facility, engineering capability, marketing and sales force, billing and collection systems and ancillary product support capability for paging related products.


      TCI was formed to engage in the radio paging business shortly before its acquisition of GCE. Prior the Company's acquisition of a 51% ownership interest in TCI, TCI had acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition, TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long term lease for a paging transmission site. Joseph
P. Albanese, Sr., the founder of TCI, arranged for the acquisition of a paging transmission site in West Orange, New Jersey, the proximity of which to certain telephone company switching facilities represented substantial economies of scale if incorporated into the Company's business, and arranged for the purchase of a 2,000 customer base from Skytel. After the Company was unsuccessful, Mr. Albanese was able to consummate a transaction for the purchase of GCE, at a substantially reduced aggregate consideration than was offered by the Company in a failed bid to acquire GCE, and its valuable FCC 900 MHz paging license. In connection with TCI's acquisition of GCE, the Company assumed a $350,000 non-interest bearing note payable to a corporation owned by a shareholder of the Company. The balance of this loan was $281,944 as of March 31, 1997.

PCS Licenses


      On May 8, 1996, the Company won six PCS Licenses. The total winning bids amounted to $26,452,200 after the 25% discount provided to small business which the Company qualifies for under the terms of the auction. The Company has deposited $2,645,220 with the FCC which equals 10% of the cost of the licenses.


      On September 17, 1996, the FCC officially awarded the six PCS Licenses to the Company. In connection therewith, the Company entered into six separate Plan Notes with the FCC in the aggregate amount of $23,807,010. Interest only is due commencing December 31, 1996, with the first payment of $479,400.84 and subsequent payments in equal consecutive quarterly installments of $416,622.16 ($1,666,488.64 annually) until September 30, 2002. Commencing December 31, 2002, the Company shall pay principal and interest in equal quarterly installments of $1,718,853.88 ($6,875,415.52 annually) until September 30, 2006 (the "Maturity
Date"). The entire unpaid principal amount, together with accrued and unpaid interest on the Plan Notes and all remaining obligations thereunder, shall be due and payable on the Maturity Date. A C-Block licensee that fails to make timely quarterly installment payments may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion. Where a C-Block applicant anticipates defaulting on any required payment, it may request a three to six month grace period before the FCC cancels its license. In the event of a default by a C-Block licensee, the FCC is empowered to reclaim the licenses, reauction them, and subject the defaulting party to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at reauction, plus an additional penalty of three percent of the subsequent winning bid, or the defaulting high bid, whichever is lower. As the FCC has suspended payments under the Plan Notes, the Company is not in default in any quarterly interest payment due thereunder.

May 1996 Private Placement

      On May 22, 1996 the Company sold an aggregate of 500,000 shares of its Common Stock for $625,000, or $1.25 per share, to three unrelated parties through Baytree. On May 22, 1996 the Company's Common Stock was trading at $2.00, the Company sold the stock at a discount to market due to the fact the stock was restricted, and the large quantity of shares made the stock relatively illiquid in comparison to the Company's average daily volume prior to May 22, 1996. The Company received net proceeds from this sale of $543,750. The Company utilized the proceeds generated by this issuance of stock for general working capital purposes.

Acquisition of TCI


      On June 28, 1996, the Company completed the acquisition of 51% of the issued and outstanding stock of TCI for an aggregate purchase price of $1,114,000. Previously, the Company loaned TCI an aggregate of $725,000, which in addition to 194,500 shares of the Company's Common Stock (at the time was $2.00 per share) represented the consideration paid by the Company. TCI is a recently formed corporation engaged in the radio paging business. Prior to the acquisition, TCI acquired a paging subscriber base, associated paging hardware and a paging carrier agreement with Skytel, a company that provides nationwide paging, voice messaging and related messaging services to subscribers and others. In addition,

TCI owns a 900 megahertz FCC paging license in the Paging Service Area and holds a long-term lease for a paging transmission site.


Issuance of Series B Preferred Stock


      On July 23, 1996 the board of directors of the Company, at a Special Meeting of the Board of Directors, authorized the issuance of an aggregate of 4,000,000 Series B Preferred Shares of the Company to Brenda Taylor (1,000,000) and Messrs. Taylor (1,000,000), Winder (1,000,000) and DePalo (1,000,000) in
return for their personal guarantees of approximately $3,000,000 of the Company's Subordinated Convertible Debentures. On September 1, 1996 the Company issued these shares to the aforementioned officers and directors. Each share of the Series B Preferred Stock is valued at $1.50 per share and convertible into
1.50 shares of Common Stock. These shares of Series B Preferred Stock are payable by a three year promissory note bearing interest at the rate of 7% per annum, with interest accruing, but not payable until the securities are sold. The promissory notes are immediately extended for additional one-year terms. The Series B Preferred Shares are fully paid and non-assessable. The promissory notes are non-recourse, but are collateralized by a pledge of the Series B Preferred Shares.

      These Series B Preferred Shares are subject to a three year vesting period pursuant to which one-third of the shares will vest immediately, and thereafter, on July 23, 1997, if Brenda Taylor and Messrs. Taylor, Winder and DePalo are still employed by or a director of the Company at such time, an additional one-third shall vest and thereafter on July 23, 1998, if the aforementioned individuals are still employed by, or a director of the Company at such time, the balance shall vest. On July 23, 1996, the Company reserved 6,000,000 shares of Common Stock for issuance upon the conversion of these Series B Preferred Shares.


Client Services Agreement


      On September 4, 1996, the Company entered into a Client Service Agreement with Great Deals, Inc. ("Great Deals"). Pursuant to the terms of this agreement, Great Deals was hired as a financial public relations consultant, to promote the Company's business to the financial community. The term of the agreement is for two years. In consideration of the services to be performed by Great Deals, the Company issued 2,300,000 shares of the Company's Common Stock to Great Deals. In addition, the Company registered these shares on an S-8 registration statement.


Board of Director Annual Salaries

      On September 12, 1996 the board of directors of the Company authorized a 20% increase in the annual salaries of each William Taylor and Les Winder, and an annual salary of $75,000 for Brenda Taylor. Additionally, due to cash flow shortfalls, each of Messrs. Taylor and Winder and Brenda Taylor deferred payment of their salary from the beginning of November 1996 to the beginning of January 1997. These deferred salaries have been paid by the Company to these individuals during the first quarter of 1997. Messrs. Taylor and Winder have deferred such salary increase, subject to accrual, until the Company's cash flow improves.

Marrotta Loan


      On September 20, 1996, the Company entered into a loan agreement with the Marrotta Group ("Marrotta"), pursuant to which the Company borrowed $500,000. This loan, which was obtained to provide the Company with the ability to meet its additional shortfalls on a further deposit with the FCC, was arranged by Robert DePalo, a director, pursuant to a personal and business relationship with Marrotta, and one or more of its principal shareholders. The loan bears interest at the rate of 10% per annum, and becomes due and payable on or before June 20, 1997; however, the Company may request an automatic three (3) month extension on the due date. As additional consideration for making the loan, the Company agreed to issue to Marrotta 200,000 shares of the Company's Common Stock, and 400,000 A Warrants, with demand and piggyback registration rights. These shares of Common Stock and A Warrants are being registered for possible sale pursuant to this Prospectus. This loan has been paid in July 1997.

EGT Agreement

      On October 7, 1996, the Company entered into an agreement (the "EGT Agreement") with Emerging Technologies Inc. ("EGT") and Mr. Andrew James ("James") for consulting, investment banking, financial planning and strategy, and business introduction services, for purposes of, among other things, introducing the Company to various third party strategic partners. Management believed that it could not have obtained these services and introductions without the assistance of EGT and James, and believed that EGT and James, through their unique contacts and resources, valuable business contacts, and resources, could substantially assist the Company in its long and short term goals. Accordingly, in the absence of adequate capital, and unable to negotiate an alternative which management considered as adequate, the Company consented to EGT's demand for the immediate transfer of 10 shares of PCN's common stock (equivalent to 10% of PCN's outstanding common stock) (8 shares to EGT, 2 shares to James), its sole class of stock, although some of the services were prospective in nature. EGT and James are not affiliated with any officer, director or shareholder of the Company. In connection with this agreement, EGT and James have introduced the Company and PCN to such parties as Emerson Radio Corp., Teletek, Inc., Solomon Brothers, and others and have consulted with the Company and PCN on other corporate matters.

Mr. Robert DePalo Loan

      On October 9, 1996, the Company entered into a loan with Robert DePalo, a director of the Company, pursuant to which the Company borrowed $180,000. This loan bears interest at the rate of 10% per annum. The loan is due upon three days written demand. The Company used the proceeds of this loan for general corporate purposes. This loan has been paid in March 1997.

Shareholder Approval of Issuance of Series B Preferred Stock

      On October 17, 1996, at the Annual Meeting of Shareholders, shareholders voting in person and by proxy, voted to approve "Proposal No. 3" described in the Company's Notice of Annual Meeting and Proxy Statement, which ratified the Board of Directors July 23, 1996 authorization of the issuance of 4,000,000 Series B Preferred Shares. See "Issuance of Series B Preferred Stock."

Strategic Marketing Int'l. Inc. Loan

      On October 21, 1996 the Company entered into a loan agreement with Strategic Marketing Int'l Inc. ("Strategic"), pursuant to which the Company borrowed $200,000. This loan bears interest at the rate of 10% per annum, and becomes due and payable on October 21, 1997. As additional consideration for making the loan, the Company agreed to issue to Strategic 80,000 shares of the Company's Common Stock and 160,000 A Warrants, with demand and piggy back registration rights. The Company used the proceeds of the loan for general corporate purposes. These shares of Common Stock and A Warrants are being registered for possible sale pursuant to this Prospectus. This loan has been paid in July 1997.

NextWave Telecomm, Inc. Agreement

      To facilitate the required build-out of its PCS services, and to expand its capabilities, reach and scope in the emerging PCS segment of the wireless communications market, the Company, through PCN, entered into a ten year strategic resale agreement (the "Resale Agreement") with Next Wave Telecom, Inc. ("NextWave") effective October 29, 1996. Under the terms of the Resale Agreement, the Company guaranteed that it would purchase MOUs from Next Wave, in that entity's capacity as a wholesale carrier. The price per MOU ranges depending upon various incentive clauses contained in the Resale Agreement. The Company does not currently have the capability or capacity to fulfill its obligations under the Resale Agreement, nor can the Company accurately predict when, if ever, it will be able to fulfill its obligations thereunder.
      Through its participation in the same FCC auction in which the Company was awarded its licenses, NextWave was the winning bidder for 63 PCS markets, representing 110 million POPS. NextWave's licenses cover 29% of the top United States markets, including New York, Los Angeles, Washington/Baltimore, Boston, Houston, Minneapolis, Denver, Seattle, Portland and San Diego. In pursuance of its bids, as shown in its Registration Statement on Form S-1, as filed with the Commission, NextWave deposited approximately $210,000,000 with the FCC.

      NextWave was formed on May 16, 1995, and is a holding company with three wholly-owned subsidiaries, NextWave Personal Communications Inc. ("NextWave PCI"), TELE-Code and NextWave Wireless, Inc. ("NextWave Wireless"). NextWave PCI was formed to acquire PCS licenses in the FCC's PCS auctions. TELE-Code was formed to develop CDMA-based products and provide engineering services to the Company and others. NextWave was formed to act as an operating company and intends to form subsidiaries for each of the Company's seven regions and any clusters of additional markets that may comprise operating regions. As also shown in its recently filed Registration Statement, NextWave has raised an aggregate of approximately $450 million in private capital to finance its acquisition of PCS licenses at FCC auction.

      NextWave intends to operate primarily as a "carrier's carrier," wholesaling low-cost MOU's to a broad range of sellers. NextWave plans to target several categories of customers, including long distance companies, the Regional Bell Operating Company ("RBOCs") and other Local Exchange Carriers ("LECs"), Competitive Access Providers ("CAPs"), and other major PCS retailers, cellular service providers, utilities, cable television system operators and independent resellers, as well as retailers and manufacturers of mass-market consumer products and services.

December 1996 Private Offering

      In December, 1996 the Company sold 2,470,000 units (the "Units"), at a price of $1.00 per Unit for total proceeds of $2,470,000. Each Unit consists of one share of the Company's Common Stock, and one and one-half A Warrants, entitling the purchaser, as holder of each A Warrant, to purchase one share of Common Stock, at $2.25 per share, at any time prior to May 12, 1999, subject to prior redemption by the Company.

      The Company sold the Units through selling arrangements between the Company and participating registered NASD Broker-Dealers and, where permitted by law, through offeree representatives and others, in connection with sales of Units solicited by them (collectively, the "Placement Agents"). The Placement Agents received, in the aggregate, a selling commission of up to ten (10%) percent of the aggregate amount of the Unit offering, plus a 1% non-accountable due diligence allowance, and an outright grant of 750,000 A Warrants, which shall be allocated and distributed to the Placement Agents pro rata, based on the number and percentage of Units placed by such Placement Agent(s), and the aggregate amount of sale proceeds generated.

Termination of BANMC Contract

      As of May 1997, the Company terminated its relationship with BANMC, including its dealer/agency relationships with each of NYNEX and Bell Atlantic; and BANMC accepted and agreed to such termination in a settlement and separation agreement (the "Settlement and Separation Agreement").

The Company perceived that it was BANMC's strategy and plan to minimize the role of its agents and dealers, presently and in the future. This was most prominently manifested by BANMC's broadly publicized program, offered under the tradename of the "E-Z Max Plan," which was available to the public directly from BANMC, but which was not available from BANMC's agents and dealers, such as the Company.

      Moreover, any renewal of the Company's contractual relationship with BANMC was anticipated to encompass a continued imposition of BANMC's restrictions, prohibiting the solicitation by the Company of PCS customers within the geographic area specified in the Company's agreements with NYNEX and Bell Atlantic, and any future solicitation of cellular activation customers obtained by the Company. Since the Company believes PCS is the future of wireless communications, it was extremely reticent to make any long-term commitments that would restrict its entry into this market, including indirectly as agent into territories beyond its own PCS License Areas, where the Company will act as a carrier.

      The Settlement and Separation Agreement includes the payment to the Company of certain overdue commissions and a full and complete release from all of the non-competition and non-solicitation provisions contained in the Company's contracts with NYNEX and Bell Atlantic. This will permit solicitation of prior cellular customers and PCS customers in the New York Metropolitan Area, which would have otherwise been prohibited.

Cancellation of Notes

      On May 28, 1997 the board of directors approved in principal the cancellation of certain indebtedness owed to the Company by Messrs. Taylor, Winder and DePalo, and Brenda Taylor, in connection with the issuance of the Series B Preferred Stock to these individuals. This approval was given subject to anticipated structuring of the transaction so as to minimize the expense to the Company and income to the shareholders. It is anticipated that when such structuring is achieved by counsel, this matter will be resubmitted to the board of directors for final approval and will be put to a vote at the Company's Special Meeting of Shareholders to be noticed and called for in July/August 1997. In the event this matter is finally approved by the board of directors, such persons may realize pro rata up to $6,000,000 in income in or with respect to 1997, without any accompanying receipt of cash. As a result, such individuals may be unable to meet their financial and tax obligations with respect to such transaction, which may have other impacts on their overall financial condition, and on their ability to perform on behalf of the Company. This circumstance involves tax issues which may not be without uncertainty, including issues relating to the valuation of the Series B Preferred Stock. Such persons are also consulting with their personal tax advisors.

June 1997 Private Offering

      The Company is currently offering a maximum of $4,970,334 principal amount of 8% Cumulative Convertible Debentures due June 30, 2000. These debentures are convertible into the Company's Common Stock at anytime after forty-one (41) days with respect to the Regulation "S" Investors and at any time after the Exercise Hold Period, with respect to the investors in the December 1996, Private Offering, as measured from the date of issuance of these debentures, at a conversion price equal to a thirty (30%) percent discount from the five (5) day average daily closing bid price, as reported on NASDAQ for the five (5) trading days immediately preceding the applicable conversion date ("Conversion Price"). The Company may, at its option, upon not less than ten (10) days written notice to all holders, elect to convert these debentures into Common Stock at any time, and these debentures are also subject to a mandatory, thirty-six (36) month conversion feature, measured from the date of issuance, or not later than June 30, 2000 (the "Mandatory Conversion Date"). In either case, the conversion of these debentures by the Company shall be effected at the Conversion Price. Upon the expiration of the Mandatory Conversion Date all of these Debentures then outstanding, together with accrued interest thereon, will be converted by the Company at the Conversion Price.

      The offering of these debentures actually consist of and is comprised by two separate, but concurrent, offerings to two distinct groups of investors. $2,500,000 of principal amount of these debentures are being offered only to non-U.S. persons as defined in Rule 903 of Regulation "S", in accordance with Regulation "S" of the Securities Act of 1933. Such investors will purchase up to $2,500,000 of these debentures, resulting in new and additional capital to the Company.

      At the same time but separate from this Regulation "S" Offering, $2,470,334 principal amount Debentures are being offered only to those persons who subscribed to and participated in the Company's December 1996 Private Placement of the Units, Those investors in the December 1996 Private Offering only are being offered the opportunity to exchange all, but not less than all, of their Units, on a dollar for dollar basis, for these Debentures. This special exchange offer was precipitated as a result of several circumstances. Many of the investors in the December 1996 Private Offering expressed concern about certain events which impacted on the market price of the Company's Common Stock, some of which relate to certain questionable transactions by First Cambridge Securities Corp., formerly known as J.J. Morgan (one of the original underwriters of the Company), which ceased operations April 29, 1997. First Cambridge Securities Corp. was an active market-maker in the Company's stock, and the Company believes, but cannot be certain, that the closure of First Cambridge Securities Corp. was a factor in the decline in the share price of the Company's stock after April 29, 1997. In addition, the Company was compelled to obtain certain additional financing in the sum of $2,500,000 due to larger than expected cash flow deficiencies, in the form of this debenture offering.

      This debenture offering will be made pursuant to selling arrangements between the Company and certain placement agents who will receive in the aggregate a selling commission of up to thirteen (13%) percent of the aggregate amount of this offering.

Redirection of Operations

      Beginning in May 1996 the Company has redirected its current operations and business away from acting principally as a distributor of consumer, home and office electronics products and has committed to operations as a multi-faceted wireless telecommunications company. The Company will continue to sell cellular telephones which accounted for approximately 94% of the Company's electronics sales in 1996. At the present time, the Company derives most of its revenue from cellular and PCS telephonesolicitation commissions relating to the Company's direct sales and solicitations for subscriptions for mobile cellular telephone activations. It is anticipated that in the future, the majority of the Company's revenues will be derived from its paging and PCS network operations.


      The change in the direction and focus of the Company was precipitated by the anticipated continued growth and profit potentials in the rapidly emerging market and utilization of wireless communications, and concomitantly by a deteriorating and shrinking market for electronics products distribution, accentuated by the concentration of large retailers such as The Wiz, Circuit City, and others, serving in a dual role and capacity as both distributor and retailer.

      The Company's transition to the wireless telecommunications arena was most specifically enhanced and facilitated by: (i) the Company's successful build-out of its new, state-of-the-art, Paging Network, serving customers in New York, New Jersey, Connecticut and Philadelphia, which became operational on or about November 10, 1996; (ii) the development and acquisition of a trunked two-way radio system, covering New York and New Jersey; and (iii) the Company's successful bid at the FCC auction for six PCS Licenses, covering the PCS License Area.


      Although the Company completed its build-out during 1996 and has commenced operation of its Paging Network, utilizing 36 ground transmitters, it has just begun to develop a customer base and it may be some time before substantial income is derived from this activity. Moreover, very substantial capital expenditures will be required to build-out the infrastructure necessary to operate the Company's PCS system in its PCS License Area. Therefore, despite a prior operating history, and anticipated substantial additional capital requirements, prior results of operations may bear little relationship to future operations and anticipated results of operations.

      The Company intends to act as a full-service regional telecommunications company which management believes is well-positioned to take advantage of the rapidly emerging wireless marketplace with state-of-the-art technologies. The Company believes that there is and will be a growing demand for accessibility and portability, among both business and individual customers and users, and increasing reliance on "anywhere-anytime" wireless communication, creating a growing market for users who need and will require integrated, discrete and elegant wireless solutions compatible with vastly expanding work-days and workplaces, creating an evolving "working lifestyle."


      It is the Company's strategy and intention to finance and build a wireless communications network, and to provide wireless residential, business and commercial telephone service, with the ability to transition into the mobile environment utilizing one telephone number. It is the Company's marketing and distribution strategy to make it simple and convenient for businesses and consumers to take advantage of the latest wireless products and services by providing one-stop shopping by phone. The Company is positioning itself to be the telemarketing, channel-dominate wireless product sales and service operation in the northeast.


                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the A Warrants by the Selling SecurityHolders. The Company will apply any amounts paid to the Company by the Selling Securityholders upon exercise of their A Warrants to the Company's working capital.

                                    DILUTION


      As of March 31, 1997, the net tangible book deficit of the Company's Common Stock, after deduction of $40,000 of liquidation preference related to 4,000,000 shares of Series B Preferred Stock and before giving effect to any of the Units in the Company's December 1996 Private Offering, was $27,319,729 or ($2.24) per share. Accordingly, purchasers of shares of the Company's Common Stock in the open market, assuming a market price of $0.56 would suffer immediate dilution of $2.80 per share. The principal transaction which resulted in the Company's significant net tangible book deficit was the Company's purchase of the PCS Licenses, which are intangible, at the FCC's auction for $26,829,482 and the issuance of a note payable to the FCC which has a balance due at March 31, 1997 of $23,806,980. In addition, the net worth was impacted by the issuance of 2,300,000 shares to various parties which resulted in a non-cash expense of $1,437,500.


      The foregoing does not include the dilutive effect of the possible issuance of 6,000,000 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock solely to officers and directors at the equivalent of $1.00 per share of Common Stock.

                           CERTAIN MARKET INFORMATION

      Prior to May 12, 1995, the Company's Common Stock was traded over-the-counter on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") Stock Market's Electronic Bulletin Board (the "OTC Bulletin Board").


      The Common Stock and A Warrants are currently traded in the NASDAQ Small-Cap Market under the respective symbols "ELCC" and "ELCCW" and on the Boston Stock Exchange, under the respective symbols "ELC" and "ELCW".


      The following table sets forth the range of high and low bid quotations of the Common Stock and A Warrants, as reported on the OTC Bulletin Board or the NASDAQ Small-Cap Market, for the periods indicated, as adjusted to reflect the 1 for 5 reverse stock split in the second quarter of 1995. These quotations represent inter-dealer quotations, do not include retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions

                                                                                        COMMON
                                                                                        ------
                                                                                        STOCK
                                                                                        -----
                                                                                    Low        High
                                                                                    ---        ----
1994
Second Quarter (beginning June 1, 1994)......................................      $5.312     $8.750
Third Quarter................................................................      $2.500     $5.312
Forth Quarter................................................................      $1.250     $5.000
1995
First Quarter................................................................      $2.000     $4.250
Second Quarter (through May 12, 1995)........................................      $0.750     $4.750


                                                               Low        High       Low        High
                                                               ---        ----       ---        ----
                                                                    COMMON             A WARRANTS
                                                                    ------             ----------
                                                                    STOCK
                                                                    -----
1995

Second Quarter (beginning May 15,1995)...................     $4.7500     $5.500    $1.2500  $1.3750
Third Quarter............................................     $4.7500     $6.160    $1.1200  $1.8100
Fourth Quarter...........................................     $2.0000     $4.750    $0.5000  $1.1875
1996
First Quarter............................................     $1.8750     $2.375    $0.3750  $0.6875
Second Quarter...........................................     $1.5000     $2.593    $0.3750  $1.1560
Third Quarter............................................     $0.5000     $1.560    $0.3750  $0.6250
Fourth Quarter...........................................     $1.2810     $2.250    $0.5310  $1.0620
1997
First Quarter............................................     $1,2813    $1.8700    $0.4687  $0.7500
Second Quarter...........................................     $0.4063    $1.5313    $0.0938  $0.5625



      On July 14, 1997 the closing bid prices of the Common Stock and A Warrants as reported on the NASDAQ Small Cap Market were $0.375 and $0.09375 respectively. On July 14, 1997, there were 510 recordholders of the Common Stock and 54 recordholders of the A Warrants. The Company believes that there are in excess of 1,000 beneficial holders of the Common Stock and A Warrants.

                           SELLING SECURITYHOLDERS

      This Prospectus relates to the sale of shares of Common Stock and A Warrants by the Selling Securityholders, as well as for the Sale by the Company of shares of Common Stock upon the exercise of A Warrants. The following table sets forth as of the date hereof certain information with respect to the persons for whom the Company is registering the securities for sale to the public. None of such persons has held any position or office with the Company within the past three years. The Company will not receive any of the proceeds from the sale of the Securities by Selling Securityholders.

                                   A WARRANTS


                                     Beneficial Ownership                  Beneficial Ownership
                                      Prior to Offering                       After Offering
                                      -----------------                       --------------
Name of Selling Securityholder      A Warrants Percentage     A Warrants    A Warrants Percentage
------------------------------      ---------------------     ----------    ---------------------
                                                               Offered
                                                               -------
Technics In Design &
  Manufacturing, Inc.............      800,000      6.16%      800,000        -0-       0.0%
Marrotta Group...................      400,000      3.17%      400,000        -0-       0.0%
Strategic Marketing Int'l Inc....      160,000       1.3%      160,000        -0-       0.0%


                                  COMMON STOCK


                                            Beneficial Ownership       Beneficial Ownership
                                             Prior to Offering            After Offering
                                             -----------------            --------------
Name of Selling Securityholder               Shares  Percentage  Shares  Shares Percentage
------------------------------               ------  ----------  ------  -----------------
                                                                Offered
                                                                -------
Steven W. Machan...........................    9,999       .08%    9,999    -0-       0.0%
Joseph Amedure.............................    6,666       .05%    6,666    -0-       0.0%
Ann Marie DeMarco..........................    3,333       .03%    3,333    -0-       0.0%
Richard G. Fishman.........................    6,666       .05%    6,666    -0-       0.0%
Joseph P. Meyer............................    3,333       .03%    3,333    -0-       0.0%
Nancy H. Scher.............................   37,500       .31%   37,500    -0-       0.0%
Alan DeFabbio..............................   13,332       .11%   13,332    -0-       0.0%
Angelina Lombardo..........................    6,666       .05%    6,666    -0-       0.0%
Nicole Raineri.............................   16,650       .14%   16,650    -0-       0.0%
Marrotta Group.............................  200,000      1.64%  200,000    -0-       0.0%
Strategic Marketing Int'l Inc..............   80,000       .66%   80,000    -0-       0.0%


                              PLAN OF DISTRIBUTION

      The Selling Securityholders have advised the Company that sales of the Securities may be effected from time to time by themselves, in transactions (which may include transactions in the over-the-counter market), in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer must be in excess of customary commissions).

      The Selling Securityholders, and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Securities as principals might by deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities act. The Company will not receive any proceeds from the sales of the securities but will receive proceeds from the exercise of A Warrants. Sales of the Securities, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock and A Warrants.

                            DESCRIPTION OF SECURITIES

      The following description relating to the Common Stock and A Warrants of the Company is a summary and is qualified in its entirety by the provisions of the Company's certificate of incorporation, as amended, and by-laws, copies of which are available from the Company upon written request.

Common Stock

      The shares of Common Stock: (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors of the Company are subject to the preference given to holders of Preferred Stock; (ii) are entitled to share ratable in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) are not subject to pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto, and (iv) are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

      The Company has paid no cash dividends and it is not anticipated that any cash dividends will be paid in the foreseeable future. In all events, the declaration of cash dividends will depend upon future earnings, if any, the financial needs of the Company, and other pertinent factors.

      The Company intends to furnish its stockholders with annual reports of its operations, containing audited financial statements and with additional information concerning the business and affairs of the Company whenever deemed appropriate by the board of directors.

Series B Preferred Stock

      On July 23, 1996 the board of directors of the Company at a Special Meeting of the Board of Directors authorized the issuance of an aggregate of 4,000,000 Series B Preferred Shares of the Company to Brenda Taylor (1,000,000) and Messrs. Taylor (1,000,000), Winder (1,000,000) and DePalo (1,000,000) in
return for their personal guarantees of approximately $3,000,000 of the Company's Subordinated Convertible Debentures. Each share of the Series B Preferred Stock is valued at $1.50 per share and convertible into 1.50 shares of Common Stock. The Series B Preferred Shares are payable by a three year promissory note bearing interest at the rate of 7% per annum, with interest accruing, but not payable until the securities are sold. The promissory notes are immediately extended for additional one-year terms. The

Series B Preferred Shares are fully paid and non-assessable. The promissory notes are non-recourse, but are collateralized by a pledge of the Stock.

      These Series B Preferred Shares are subject to a three (3) year vesting period pursuant to which 1/3 of the shares will vest immediately, and thereafter, on July 23, 1997, if Brenda Taylor and Messrs. Taylor, Winder and DePalo are still employed by or a director of the Company at such time, an additional one-third shall vest and thereafter on July 23, 1998, if the aforementioned individuals are still employed by or a director of the Company at such time, the balance shall vest. On July 23, 1996, the Company reserved 6,000,000 shares of Common Stock for issuance upon the conversion of these Series B Preferred Shares.

      On October 17, 1996, at the Annual Meeting of Shareholders, shareholders voting in person and by proxy, voted to approve "Proposal No. 3" described in the Company's Notice of Annual Meeting and Proxy Statement, which ratified the issuance of the Series B Preferred Shares.


      On May 28, 1997, at a special meeting of the board of directors, the board voted unanimously both to amend the Company's Articles of Incorporation to provide voting rights to the four million shares of Series B Preferred Stock held by Messrs. Taylor, Winder and Depalo and Brenda Taylor at the same voting ration as equates to the conversion of such shares into Common Stock (i.e. 1 to 1 1/2) and to cancel the notes due in connection with these shares of Series B Preferred Stock. The vesting provisions remain unaltered. As a result of these actions it is anticipated that the Company will incur a substantial interest expense (up to $6,000,000) with respect to the period beginning in the second quarter of 1997. The voting rights of these shares of Series B Preferred Stock will be submitted to a vote by the Company's shareholders at a meeting anticipated to be noticed for and held in July 1997. The affirmative vote of the Company's shareholders is necessary to effect this change. If this change is accomplished, such officers, directors and affiliates, will have substantially enhanced voting rights, without the necessity of first converting their existing shares of Series B Preferred Stock into Common Stock.


A Warrants

      The A Warrants are governed by and subject to the terms of a warrant agreement as amended (the "Warrant Agreement") between the Company and American Stock Transfer and Trust Company, New York, New York, as the warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."


      As of the date hereof, there are 9,965,501 A Warrants issued and outstanding. The Company has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of the A Warrants.


      The Company may redeem the A Warrants with the consent of the Representative at any time after May 12, 1996 at a price of $0.001 per A Warrant upon 45 days' prior written notice if the closing bid quotation of the Common Stock on NASDAQ has been at least $8.00 during the 20 consecutive trading days ending on the third day prior to the day on which notice of redemption is given.


      On or about December 24, 1996 the board of directors authorized a reduction in the conversion price of the A Warrants from $5.00 to $2.25. The Company intends to comply with all securities laws with regard to this reduction in the conversion price. Each A Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $2.25 per share exercisable until May 12, 1999. The A Warrants contain anti-dilution provisions that protect the Class A Warrant holders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. Class A Warrant holders do not possess any rights as a stockholder of the

Company. The shares of Common Stock, when issued upon the exercise of the A Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

      During the time when the A Warrants are exercisable, the Company is required to have a current registration statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of A Warrants reside in order to comply with applicable laws in connection with the exercise of the A Warrants and the resale of the Common Stock issued upon such exercise. So long as the A Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the registration statement required to be filed under the Securities Act, and to take appropriate action under Federal and state securities laws to permit the issuance and resale of Common Stock issuable upon exercise of the A Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the A Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the A Warrants but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

B Warrants


      The Company has authorized the issuance of B Warrants to purchase a maximum of 1,000,000 shares of Common Stock, and has reserved an equivalent number of shares of Common Stock for issuance upon the exercise of such B Warrants. As of the date hereof 990,000 B Warrants have been issued. No fractional shares will be issued upon the exercise of the B Warrants, the Company will pay cash in lieu of fractional shares. On November 20, 1995 the board of directors authorized an amendment to the Warrant Agreement to provide for the consolidation of 690,000 B Warrants having the same economic terms as outstanding A Warrants and to permit the holders of such 690,000 B Warrants to hold A Warrants in registered form. At this time the board of directors authorized the issuance of an additional 690,000 A Warrants to replace these 690,000 B Warrants. As of the date of this prospectus there are 300,000 B Warrants outstanding.


      The Company may redeem the B Warrants at a price of $.001 per warrant at any time after May 12, 1996 upon 45 days' prior written notice if the closing bid quotation of the Common Stock has been at least $8.00 on all 20 of the trading days ending on the third day prior to the day on which notice of redemption is given. Each B Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.00 per share until the fourth anniversary of the Effective Date. On January 20, 1995, the Company agreed to reduce the exercise price of 300,000 B Warrants from $5.00 to $2.50 and amended the exercise period of these 300,000 B Warrants so that they are not exercisable until February 1, 1996. The B Warrants contain provisions that protect the B Warrant holders against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications or mergers. B Warrantholders will not possess any rights as a shareholder of the Company. The shares of Common Stock, when issued upon the exercise of the B Warrants in accordance with the terms thereof, will be fully paid and non- assessable. The Company may amend the terms of the B Warrants. The Company has no present intention of amending such terms.

Transfer and Warrant Agent

      The Company's transfer agent and Warrant Agent is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005.

                                  LEGAL MATTERS


      The validity of the shares of Securities offered hereby will be passed upon for the Company by Sommer & Schneider LLP, 600 Old Country Road, Suite 535, Garden City, NY 11530.


                                     EXPERTS


      The consolidated financial statements of Electronics Communications Corp. at December 31, 1996 and 1995 for the years then ended, and for the quarter ended March 31, 1997, incorporated by reference in this Prospectus and the registration statement have been examined by Stetz, Belgiovine CPAs, P.C. independent public accountants, as of and for the periods indicated whose report thereon appears elsewhere in the prospectus. Such financial statements have been included in reliance upon the report of Stetz, Belgiovine CPAs, P.C. given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                        Page


Available Information................................................     2
Documents Incorporated by Reference..................................     2
Prospectus Summary...................................................     3
The Offering.........................................................     4
Summary Consolidated Financial Data..................................     6
Pro Forma Consolidated Financial Data................................     7
Risk Factors.........................................................     7
Recent Significant Developments......................................    24
Use of Proceeds......................................................    33
Dilution.............................................................    33
Certain Market Information...........................................    33
Selling Securityholders..............................................    35
Plan of Distribution.................................................    35
Description of Securities............................................    36
Legal Matters........................................................    39
Experts..............................................................    39



                                   ELECTRONICS
                            COMMUNICATIONS CORP. INC.

                                   -----------

                                   PROSPECTUS

                                   -----------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      Estimated expenses in connection with the issuance and distribution of the Securities to be registered are as follows:

Securities and Exchange Commission............................   $1,596.45
Accounting....................................................    2,000.00
Printing......................................................    2,000.00
Legal Fees and Disbursements..................................   15,000.00
Miscellaneous.................................................    1,000.00
                                                                $21,596.45

      The Selling Securityholders will not bear any portion of the expenses of this Offering. The Company will therefore bear all expenses of this Offering.

Item 15. Indemnification of Officers, Directors and Others

      Pursuant to the Company's certificate of incorporation, as amended, and bylaws, filed as exhibits hereto, the Company shall indemnify its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware, as effective from time to time, or any other applicable law.

      Under Section 145 of the Delaware General Corporation Law, the Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

      The Company's certificate of incorporation, as amended, and by-laws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper benefit.

      The foregoing provisions may provide indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy.

Item 16. Exhibits

Exhibit           Description                                   Incorporated by
  No.            -------------                                    Reference to
 ---                                                              ------------
 4.2    Form of Warrant Certificate                                    (1)
 4.3    Form of Warrant Agreement                                      (2)
 4.4    Amendment to Warrant Agreement                                 (7)
 5.1    Opinion of Sommer & Schneider, LLP including consent           (3)
23.1    Consent of Stetz, Belgiovine CPAs, P.C.                        (4)
23.2    Consent of Sommer & Schneider, LLP (included in Exhibit 5.1)   (3)
 24     Power of Attorney                                              (5)
99.1    FCC Licensing Agreements                                       (4)
99.2    FCC Plan Notes                                                 (4)
99.3    Agreement with EGT                                             (4)
99.4    Agreement with NextWave*                                       (4)
99.5    Settlement and Separation Agreement                            (4)
99.6    Agreement with D & L Consultants Ltd.                          (4)

-----------

(1) Incorporated by reference to Amendment No. 1 to Registration Statement on Form SB-2 (File No. 33-89336).

(2) Incorporated by reference to initial Registration Statement on Form SB-2 (File No. 33-89336).

(3)   Filed as part of Amendment No. 2 to this Registration Statement.

(4)   Filed herein.

(5)   Filed as part of the initial filing of this Registration Statement.

(6)   Filed as part of Amendment No. 3 to this Registration Statement.

(7)   Filed as part of Amendment No. 4 to this Registration Statement.

* Confidential treatment being sought as to a portion of the agreement.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement at the time the SEC declared it effective, and

      (5) for determining any liability under the Securities Act, treat each post- effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on July 14, 1997.


                                         Electronics Communications Corp.



                                         By: /s/ Les Winder
                                             -------------------------------
                                             Les Winder,
                                             Executive Vice President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                          Title                       Date



/s/ William S. Taylor      Chairman of the Board, Chief            July 14, 1997
------------------------   Executive Officer, President
    William S. Taylor      (Principal Executive and Financial
                           Officer)


/s/ Les Winder             Executive Vice President, Treasurer     July 14, 1997
------------------------   and Director
       Les Winder


/s/ Brenda Taylor          Director and Secretary                  July 14, 1997
------------------------
      Brenda Taylor


/s/ Andrew A. Miller       Controller                              July 14, 1997
------------------------
    Andrew A. Miller


           *               Director                                July 14, 1997
------------------------
       Mal Gurian


           *               Director                                July 14, 1997
------------------------
     Ira J. Tabankin


/s/ Robert DePalo          Director                                July 14, 1997
------------------------
      Robert DePalo



*By Les Winder, pursuant to a power of
              attorney